Exhibit 99.1

UST Inc. and Subsidiaries

Consolidated Financial Statements as of

December 31, 2008 and 2007, and for Each of the

Three Years in the Period Ended December 31, 2008

UST Inc. and Subsidiaries

Consolidated Financial Statements as of

December 31, 2008 and 2007, and for Each of the

Three Years in the Period Ended December 31, 2008

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of UST Inc.:

We have audited the accompanying consolidated statement of financial position of UST Inc. (“the Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows and changes in stockholders’ (deficit) equity for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UST Inc. at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 10 to the consolidated financial statements, effective January 1, 2008, the Company adopted the provisions of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements.” Also, as discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” in 2007.

/s/ Ernst & Young LLP

Stamford, Connecticut
January 30, 2009

UST INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31
	2008	2007	2006

Net sales	$1,983,307	$1,950,779	$1,850,911

Costs and expenses:
Cost of products sold	505,534	466,967	412,971
Excise taxes	72,564	57,608	53,117
Selling, advertising and administrative	493,944	528,688	525,921
Restructuring charges	8,376	10,804	21,997
Antitrust litigation	1,975	137,111	2,025
Acquisition-related costs	10,819	-	-

Total costs and expenses	1,093,212	1,201,178	1,016,031
Gain on sale of corporate headquarters	-	105,143	-

Operating income	890,095	854,744	834,880
Interest, net	73,171	40,600	41,785

Earnings from continuing operations before income taxes, minority interest and equity earnings	816,924	814,144	793,095
Income tax expense	288,717	292,764	291,060

Earnings from continuing operations before minority interest and equity earnings	528,207	521,380	502,035
Minority interest expense and equity earnings, net	2,007	1,107	69

Earnings from continuing operations	526,200	520,273	501,966
Income from discontinued operations, including income tax effect	-	-	3,890

Net earnings	$526,200	$520,273	$505,856

Net earnings per basic share:
Earnings from continuing operations	$3.56	$3.30	$3.13
Income from discontinued operations	-	-	0.02

Net earnings per basic share:	$3.56	$3.30	$3.15

Net earnings per diluted share:
Earnings from continuing operations	$3.53	$3.27	$3.10
Income from discontinued operations	-	-	0.02

Net earnings per diluted share:	$3.53	$3.27	$3.12

Dividends per share	$2.52	$2.40	$2.28

Average number of shares:
Basic	147,922	157,854	160,772
Diluted	149,265	159,295	162,280

The accompanying notes are integral to the Consolidated Financial Statements.

UST INC.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(In thousands)

	December 31
	2008	2007

Assets:
Current assets:
Cash and cash equivalents	$33,363	$73,697
Accounts receivable	66,383	60,318
Inventories	658,805	646,563
Deferred income taxes	27,295	26,737
Income taxes receivable	27,474	8,663
Assets held for sale	24,591	-
Prepaid expenses and other current assets	27,587	30,296

Total current assets	865,498	846,274
Property, plant and equipment, net	488,670	505,101
Deferred income taxes	78,045	35,972
Goodwill	27,702	28,304
Intangible assets, net	55,123	56,221
Other assets	16,401	15,206

Total assets	$1,531,439	$1,487,078

Liabilities and stockholders’ deficit:
Current liabilities:
Short-term borrowings	$80,000	$-
Current portion of long-term debt	240,000	-
Accounts payable and accrued expenses	248,217	321,256
Litigation liability	21,477	75,360

Total current liabilities	589,694	396,616
Long-term debt	900,000	1,090,000
Postretirement benefits other than pensions	78,291	81,668
Pensions	288,985	150,318
Income taxes payable	29,192	38,510
Other liabilities	15,987	20,162

Total liabilities	1,902,149	1,777,274
Contingencies (see Note 21)

Minority interest and put arrangement	31,144	30,006

Stockholders’ deficit:
Capital stock (1)	106,462	105,635
Additional paid-in capital	1,152,214	1,096,923
Retained earnings	925,263	773,829
Accumulated other comprehensive loss	(135,558)	(45,083)

	2,048,381	1,931,304
Less treasury stock (2)	2,450,235	2,251,506

Total stockholders’ deficit	(401,854)	(320,202)

Total liabilities and stockholders’ deficit	$1,531,439	$1,487,078

(1) Common Stock par value $.50 per share: Authorized - 600 million shares; Issued - 212,924,876 shares in 2008 and 211,269,622 shares in 2007. Preferred Stock par value $.10 per share: Authorized - 10 million shares; Issued - None.

(2) 64,016,506 shares and 60,332,966 shares of treasury stock at December 31, 2008 and December 31, 2007, respectively.

The accompanying notes are integal to the Consolidated Financial Statements.

UST INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended December 31
	2008	2007	2006

Operating Activities:
Net earnings	$526,200	$520,273	$505,856
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	53,282	46,622	45,839
Share-based compensation expense	10,906	11,784	10,403
Excess tax benefits from share-based compensation	(31,616)	(9,756)	(9,863)
Minority interest expense and equity earnings, net	2,007	1,107	69
Gain on sale of corporate headquarters	-	(105,143)	-
(Gain) loss on disposition of property, plant and equipment	(801)	576	(327)
Amortization of imputed rent on corporate headquarters	-	6,740	-
Deferred income taxes	6,822	(16,146)	(16,922)
Changes in operating assets and liabilities:
Accounts receivable	(6,065)	(2,153)	1,685
Inventories	(12,242)	(5,517)	(15,780)
Prepaid expenses and other assets	7,558	(2,354)	15,526
Accounts payable, accrued expenses, pensions and other liabilities	(71,153)	58,708	39,787
Income taxes	7,404	4,645	22,945
Litigation liability	(53,883)	62,433	(2,224)

Net cash provided by operating activities	438,419	571,819	596,994

Investing Activities:
Short-term investments, net	-	20,000	(10,000)
Purchases of property, plant and equipment	(62,632)	(88,426)	(37,044)
Proceeds from dispositions of property, plant and equipment	2,764	130,725	6,179
Acquisition of business	-	(155,197)	(10,578)
Loan to minority interest holder	-	(27,096)	-
Repayment of loan by minority interest holder	-	27,096	-
Investment in joint venture	(425)	(606)	(3,758)

Net cash used in investing activities	(60,293)	(93,504)	(55,201)

Financing Activities:
Repayment of debt	-	(7,095)	-
(Repayment of) proceeds from revolving credit facility borrowings, net	(170,000)	250,000	-
Proceeds from the issuance of debt	296,307	-	-
Change in book cash overdraft	(12,503)	26,536	-
Excess tax benefits from share-based compensation	31,616	9,756	9,863
Proceeds from the issuance of stock	45,825	37,855	68,214
Cash settlement of employee stock options (see Note 12)	(36,848)	-	-
Dividends paid	(374,128)	(378,325)	(367,499)
Stock repurchased	(198,729)	(597,738)	(200,003)

Net cash used in financing activities	(418,460)	(659,011)	(489,425)

(Decrease) increase in cash and cash equivalents	(40,334)	(180,696)	52,368
Cash and cash equivalents at beginning of year	73,697	254,393	202,025

Cash and cash equivalents at end of the period	$33,363	$73,697	$254,393

Supplemental disclosure of cash flow information:
Cash paid during the period for:

Income taxes	$274,337	$305,094	$283,618
Interest	$70,265	$57,910	$57,151

The accompanying notes are integral to the Consolidated Financial Statements.

UST INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

(Dollars in thousands, except per share amounts)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total Stockholders’ (Deficit) Equity	Comprehensive (Loss) Income
Balance at December 31, 2005	$103,810	$945,466	$497,389	$(17,802)	$(1,453,765)	$75,098
Comprehensive income:
Net earnings	—	—	505,856	—	—	505,856	$505,856
Other comprehensive income (loss), net of tax:
Net deferred loss on cash flow hedges	—	—	—	(1,417)	—	(1,417)	(1,417)
Foreign currency translation adjustment	—	—	—	639	—	639	639
Minimum pension liability adjustment	—	—	—	924	—	924	924

Other comprehensive income							146

Comprehensive income							$506,002

Adjustment to initially apply SFAS No. 158, net of tax	—	—	—	(39,215)	—	(39,215)
Cash dividends — $2.28 per share	—	—	(367,499)	—	—	(367,499)
Dividend equivalents on share-based awards	—	—	(474)	—	—	(474)
Exercise of stock options — 2,112,200 shares	1,056	65,670	—	—	—	66,726
Share-based compensation expense — 14,033 shares	7	10,511	—	—	—	10,518
RSU’s issued, including net impact of tax withholding — 21,322 shares	11	(598)	—	—	—	(587)
Restricted Stock, including net impact of tax withholding — 144,516 shares	72	(433)	—	—	—	(361)
Income tax benefits and decrease in receivables from exercise of stock options	—	15,621	—	—	—	15,621
Stock repurchased — 4,270,295 shares	—	—	—	—	(200,003)	(200,003)

Balance at December 31, 2006	104,956	1,036,237	635,272	(56,871)	(1,653,768)	65,826
Comprehensive income:
Net earnings	—	—	520,273	—	—	520,273	$520,273
Other comprehensive income (loss), net of tax:
Net deferred loss on cash flow hedges	—	—	—	(2,105)	—	(2,105)	(2,105)
Foreign currency translation adjustment	—	—	—	1,750	—	1,750	1,750
Defined benefit pension and other postretirement benefit plans adjustment	—	—	—	12,143	—	12,143	12,143

Other comprehensive income							11,788

Comprehensive income							$532,061

Adjustment to initially apply FIN No. 48	—	—	(2,770)	—	—	(2,770)
Cash dividends — $2.40 per share	—	—	(378,325)	—	—	(378,325)
Dividend equivalents on share-based awards	—	—	(621)	—	—	(621)
Exercise of stock options — 1,259,800 shares	630	39,084	—	—	—	39,714
Share-based compensation expense — 14,598 shares	7	11,850	—	—	—	11,857
RSU’s issued, including net impact of tax withholding — 21,454 shares	11	(994)	—	—	—	(983)
Restricted Stock, including net impact of tax withholding — 61,260 shares	31	(2,478)	—	—	—	(2,447)
Income tax benefits and decrease in receivables from exercise of stock options	—	13,224	—	—	—	13,224
Stock repurchased — 11,013,293 shares	—	—	—	—	(597,738)	(597,738)

Balance at December 31, 2007	105,635	1,096,923	773,829	(45,083)	(2,251,506)	(320,202)
Net earnings	—	—	526,200	—	—	526,200	$526,200
Other comprehensive income (loss), net of tax:
Net deferred loss on cash flow hedges	—	—	—	(12,865)	—	(12,865)	(12,865)
Foreign currency translation adjustment	—	—	—	(3,048)	—	(3,048)	(3,048)
Defined benefit pension and other postretirement benefit plans adjustment	—	—	—	(74,562)	—	(74,562)	(74,562)

Other comprehensive loss							(90,475)

Comprehensive loss							$435,725

Cash dividends — $2.52 per share	—	—	(374,128)	—	—	(374,128)
Dividend equivalents on share-based awards	—	—	(638)	—	—	(638)
Exercise of stock options — 1,616,185 shares	808	50,635	—	—	—	51,433
Cash settlement of employee stock options — 979,000 shares	—	(36,848)	—	—	—	(36,848)
Share-based compensation expense — 9,996 shares	5	11,054	—	—	—	11,059
RSU’s issued, including net impact of tax withholding — 63,920 shares	32	(2,161)	—	—	—	(2,129)
Restricted Stock, including net impact of tax withholding — 34,847 shares	(18)	(1,672)	—	—	—	(1,690)
Income tax benefits, net of increase in receivables from exercise of stock options	—	34,283	—	—	—	34,283
Stock repurchased — 3,683,540 shares	—	—	—	—	(198,729)	(198,729)

Balance at December 31, 2008	$106,462	$1,152,214	$925,263	$(135,558)	$(2,450,235)	$(401,854)

The accompanying notes are integral to the Consolidated Financial Statements.

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

UST Inc. (the “Company”), is a holding company for its wholly-owned subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is a leading manufacturer and marketer of moist smokeless tobacco products and International Wine & Spirits Ltd., through its Ste. Michelle Wine Estates subsidiary, produces and markets premium wines sold nationally. The Company conducts its business principally in the United States.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, as such, include amounts based on judgments and estimates made by management. Management believes that the judgments and estimates used in the preparation of the consolidated financial statements are appropriate, however, actual results may differ from these estimates. The consolidated financial statements include the accounts of the Company and all of its subsidiaries after the elimination of intercompany accounts and transactions. The Company provides for minority interests in consolidated companies in which the Company’s ownership is less than 100 percent. Certain prior year amounts have been reclassified to conform to the 2008 presentation.

The estimated fair values of amounts reported in the consolidated financial statements have been determined by using available market information or appropriate valuation methodologies. All current assets and current liabilities are carried at their fair values, which approximate market values, because of their short-term nature. The fair values of non-current assets and long-term liabilities approximate their carrying values, with the exception of the Company’s senior notes (see Note 9, “Borrowing Arrangements”) and certain long-lived assets (see Property, Plant and Equipment section below).

On January 6, 2009, Altria Group, Inc., a Virginia corporation (“Altria”) completed its acquisition of the Company. As a result, on the effective date of the acquisition, the Company became an indirect, wholly-owned subsidiary of Altria, with all shares of UST Inc. common stock outstanding immediately prior to the effective date cancelled and converted into the right to receive $69.50 per share in cash, without interest and net of any applicable withholding taxes. In addition, each option to purchase shares of UST Inc. common stock that was outstanding and unexercised immediately prior to the effective date of the acquisition was cancelled in exchange for the right to receive the difference between $69.50 and the exercise price for such option, less applicable taxes required to be withheld. For further details on Altria’s acquisition of the Company, see Note 22, “Other Matters.”

During 2006, the Company reversed an income-tax related contingency accrual originally recorded in connection with the June 2004 transfer of the Company’s former cigar operations to a smokeless tobacco competitor. This reversal is presented as Discontinued Operations. See Note 19, “Discontinued Operations,” for further information.

Revenue Recognition

Revenue from the sale of moist smokeless tobacco products is recognized, net of any discounts or rebates granted, when title passes, which corresponds with the arrival of such products at customer locations. Revenue from the sale of wine is recognized, net of allowances, at the time products are shipped to customers. Revenue from the sale of all other products is predominantly recognized when title passes, which occurs at the time of shipment to customers. Trade accounts receivable are recorded at the invoiced amount and do not bear interest.

The Company sells moist smokeless tobacco products with dates relative to freshness. It is the Company’s policy to accept authorized sales returns from its customers for products that have exceeded such dates. In connection

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

with this policy, the Company records an accrual for estimated future sales returns of moist smokeless tobacco products based upon historical experience, current sales trends and other factors, in the period in which the related products are shipped.

Costs associated with the Company’s sales incentives, consisting of cash consideration offered to any purchasers of the Company’s products at any point along the distribution chain, are recorded as a reduction to “net sales” on the Consolidated Statement of Operations.

Shipping and handling costs incurred by the Company in connection with products sold are included in “cost of products sold” on the Consolidated Statement of Operations.

Cash and Cash Equivalents

Cash equivalents are amounts invested in investment grade instruments with maturities of three months or less when acquired.

Inventories

Inventories are stated at lower of cost or market. Elements of cost included in products in process and finished goods inventories include raw materials, comprised primarily of leaf tobacco and grapes, direct labor and manufacturing overhead. The majority of leaf tobacco costs is determined using the last-in, first-out (LIFO) method. The cost of the remaining inventories is determined using the first-in, first-out (FIFO) and average cost methods. Leaf tobacco and wine inventories are included in current assets as a standard industry practice, notwithstanding the fact that such inventories are carried for several years for the purpose of curing and aging.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, less accumulated depreciation. Depreciation is computed by the straight-line method based on estimated salvage values, where applicable, and the estimated useful lives of the assets. Improvements are capitalized if they extend the useful lives of the related assets, while repairs and maintenance costs are expensed when incurred. The Company capitalizes interest related to capital projects that qualify for such treatment under Statement of Financial Accounting Standards (“SFAS”) No. 34, Capitalization of Interest Costs.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the carrying values of long-lived assets, including property, plant and equipment and finite-lived intangible assets, are reviewed for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable.

Assets Held for Sale

Long-lived assets are classified as held for sale when certain criteria are met. These criteria include management’s commitment to a plan to sell the assets; the availability of the assets for immediate sale in their present condition; an active program to locate buyers and other actions to sell the assets has been initiated; the sale of the assets is probable and their transfer is expected to qualify for recognition as a completed sale within one year; the assets are being marketed at reasonable prices in relation to their fair value; and it is unlikely that significant changes will be made to the plan to sell the assets. The Company measures long-lived assets to be disposed of by sale at the lower of carrying amount or fair value, less cost to sell. See Note 4, “Assets Held for Sale,” for further information.

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Income Taxes

Income taxes are provided on all revenue and expense items included in the Consolidated Statement of Operations, regardless of the period in which such items are recognized for income tax purposes, adjusted for items representing permanent differences between pre-tax accounting income and taxable income. Deferred income taxes result from the future tax consequences associated with temporary differences between the carrying amounts of assets and liabilities for tax and financial reporting purposes. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

The Company’s income tax provision takes into consideration pre-tax income, statutory tax rates and the Company’s tax profile in the various jurisdictions in which it operates. The tax bases of the Company’s assets and liabilities reflect its best estimate of the future tax benefit and costs it expects to realize when such amounts are included in its tax returns. Quantitative and probability analysis, which incorporates management’s judgment, is required in determining the Company’s effective tax rate and in evaluating its tax positions. The Company recognizes tax benefits in accordance with the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), adopted as of January 1, 2007. The Company recognizes accruals of interest and penalties related to unrecognized tax benefits in income tax expense. Prior to the Company’s adoption of FIN 48, accruals for uncertain income tax positions were established in accordance with SFAS No. 5, Accounting for Contingencies.

The Internal Revenue Service (“IRS”) and other tax authorities in various states and foreign jurisdictions audit the Company’s income tax returns on a continuous basis. Depending on the tax jurisdiction, a number of years may elapse before a particular matter for which the Company has an unrecognized tax benefit is audited and ultimately resolved. With few exceptions, the Company is no longer subject to federal, state and local or foreign income tax examinations by tax authorities for years before 2005. While it is often difficult to predict the timing of tax audits and their final outcome, the Company believes that its estimates reflect the most likely outcome of known tax contingencies. However, the final resolution of any such tax audit could result in either a reduction in the Company’s accruals or an increase in its income tax provision, both of which could have a significant impact on its results of operations in any given period.

Advertising Costs

The Company expenses the production costs of advertising in the period in which they are incurred. Advertising expenses, which include print and point-of-sale advertising and certain trade and marketing promotions, were $70.8 million in 2008, $76.8 million in 2007 and $71.2 million in 2006. At December 31, 2008 and 2007, prepaid expenses and other current assets include advertising-related materials of $1.5 million, respectively, for each year.

Goodwill and Other Intangible Assets

In accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, the Company tests goodwill and other intangible assets with indefinite lives for impairment on an annual basis (or on an interim basis if an event occurs that might reduce the fair value of the reporting unit below its carrying value). The Company conducts testing for impairment during the fourth quarter of its fiscal year. Intangible assets that do not have indefinite lives are amortized over their respective estimated useful lives, which range from 3-20 years. See Note 7, “Goodwill and Other Intangible Assets,” for additional information.

Share-Based Compensation

The Company accounts for share-based payments in accordance with the provisions of SFAS No. 123 (R), Share-based Payment, (“SFAS No. 123(R)”), which it adopted on January 1, 2006. SFAS No. 123(R) requires all share-based payments issued to acquire goods or services, including grants of employee stock options, to be recognized in the statement of operations based on their fair values, net of estimated forfeitures. SFAS No. 123(R) requires

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. See Note 12, “Share-Based Compensation,” for further information.

Foreign Currency Translation

In connection with foreign operations with functional currencies other than the U.S. dollar, assets and liabilities are translated at current exchange rates, while income and expenses are translated at the average rates for the period. The resulting translation adjustments are reported as a component of accumulated other comprehensive loss.

Net Earnings Per Share

Basic earnings per share is computed by dividing net earnings by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net earnings by the weighted-average number of shares of common stock outstanding during the period, increased to include the number of shares of common stock that would have been outstanding had the potential dilutive shares of common stock been issued. The dilutive effect of outstanding options, restricted stock and restricted stock units is reflected in diluted earnings per share by applying the treasury stock method under SFAS No. 128, Earnings per Share (“SFAS No. 128”). Under the treasury stock method, an increase in the fair value of the Company’s common stock can result in a greater dilutive effect from outstanding options, restricted stock and restricted stock units. Furthermore, the exercise of options and the vesting of restricted stock and restricted stock units can result in a greater dilutive effect on earnings per share. See Note 18, “Net Earnings Per Share,” for additional information.

Excise Taxes

The Company accounts for excise taxes on a gross basis, reflecting the amount of excise taxes recognized in both net sales and costs. Accordingly, amounts reported in “net sales” on the Consolidated Statement of Operations for each year include an amount equal to that reported in the “excise taxes” line item.

2 – RECENT ACCOUNTING PRONOUNCEMENTS

In December 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (“FSP FAS 132(R)-1”). FSP FAS 132(R)-1 amends SFAS No. 132(R), and requires that an employer provide objective disclosures about the plan assets of a defined benefit pension plan or other postretirement plan, including disclosures about investment policies and strategies, categories of plan assets, fair value measurements of plan assets and significant concentrations of risk. FSP FAS 132(R)-1 is effective for fiscal years ending after December 15, 2009, and, as such, the Company plans to adopt the provisions of FSP FAS 132(R)-1 as of December 31, 2009. The Company is currently evaluating the impact that the adoption of FSP FAS 132(R)-1 will have on its consolidated financial statements.

In November 2008, the FASB ratified EITF Issue No. 08-6, Equity Method Investment Accounting Considerations (“EITF No. 08-6”). EITF No. 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. EITF No. 08-6 is effective for fiscal years beginning on or after December 15, 2008, and the Company adopted the provisions of this standard on January 1, 2009. The Company does not expect that the adoption of EITF No. 08-6 will have a material impact on its consolidated financial statements.

In June 2008, the FASB issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share pursuant to the two-class method, as described in SFAS No. 128. The FSP requires companies to treat unvested share-based payment awards that have non-forfeitable rights to dividends or dividend equivalents as a separate class of securities in calculating earnings per share. FSP EITF 03-6-1 is to be applied on a retrospective basis and is effective for fiscal

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

years beginning after December 15, 2008; as such, the Company adopted the provisions of this FSP on January 1, 2009. The Company does not expect the adoption of this FSP to have a material impact on its results of operations.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 162”). This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP. SFAS No. 162 is effective 60 days following approval by the SEC of the Public Company Accounting Oversight Board’s amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company does not expect the adoption of this standard to have a material impact on the preparation of its consolidated financial statements.

The FASB issued FSP FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”), in April 2008. FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset, as determined under the provisions of SFAS No. 142, and the period of expected cash flows used to measure the fair value of the asset in accordance with SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”). FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008 and is to be applied prospectively to intangible assets acquired subsequent to its effective date. Accordingly, the Company adopted the provisions of this FSP on January 1, 2009. The impact that the adoption of FSP FAS 142-3 may have on the Company’s results of operations and financial condition will depend on the nature and extent of any intangible assets acquired subsequent to its effective date.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS No. 161”). SFAS No. 161 requires entities to provide enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”) and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008, and, as such, the Company adopted the provisions of this standard on January 1, 2009. Although SFAS No. 161 requires enhanced disclosures, its adoption will not impact the Company’s results of operations or financial condition.

In December 2007, the FASB issued SFAS No. 141(R), which replaces SFAS No. 141, Business Combinations, and establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree, and any goodwill acquired in a business combination. SFAS No. 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of a business combination. SFAS No. 141(R) is to be applied on a prospective basis and, for the Company, would be effective for any business combination transactions with an acquisition date on or after January 1, 2009. The impact that the adoption of this pronouncement may have on the Company’s results of operations and financial condition will depend on the nature and extent of any business combinations subsequent to its effective date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 (“SFAS No. 160”), which establishes accounting and reporting standards for the noncontrolling interest (minority interest) in a subsidiary and for the deconsolidation of a subsidiary. The key provisions of SFAS No. 160 included the following: (1) noncontrolling interests in consolidated subsidiaries shall be presented in the consolidated statement of financial position within equity, but separate from the parent’s equity, (2) consolidated net income shall include amounts attributable to both the parent and the noncontrolling interest, with the amount applicable to each party clearly presented in the consolidated statement of operations, (3) fair value measures shall be used when deconsolidating a subsidiary and determining any resulting gain or loss, and (4) sufficient disclosures shall be made to clearly distinguish between the interests of the parent and the interests of the noncontrolling owners. The calculation of net earnings per share will continue to be based only

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

on income attributable to the parent. SFAS No. 160 is to be applied on a prospective basis, except for the presentation and disclosure requirements, which are to be applied retrospectively. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008, and, as such, the Company adopted the provisions of this standard on January 1, 2009. The adoption of this pronouncement is not expected to have a material impact on the Company’s results of operations and financial condition.

There were no other recently issued accounting pronouncements with delayed effective dates that would currently have a material impact on the consolidated financial statements of the Company.

3 – INVENTORIES

Inventories at December 31, 2008 and 2007 were as follows:

	December 31
	2008	2007

Leaf tobacco	$199,620	$202,137
Products in process*	256,749	258,814
Finished goods*	179,163	163,247
Other materials and supplies*	23,273	22,365

	$658,805	$646,563

* Amounts reported reflect inventory applicable to the Company’s operating segments, primarily Wine and Smokeless Tobacco.

At December 31, 2008 and 2007, $214.6 million and $218.7 million, respectively, of leaf tobacco inventories were valued using the LIFO method. The average costs of these inventories were greater than the amounts at which these inventories were carried in the Consolidated Statement of Financial Position by $73.8 million and $73.7 million, respectively. The reduction in LIFO leaf tobacco inventories during 2008 resulted in a liquidation of LIFO inventory layers, the effect of which was not material to the Company’s results of operations. At December 31, 2008 and 2007, leaf tobacco of $58.8 million and $57.1 million, respectively, was valued using the average cost method, reflecting the cost of those leaf tobacco purchases made subsequent to the previous crop year end.

4 – ASSETS HELD FOR SALE

The Company had $24.6 million classified as “assets held for sale” at December 31, 2008, reflecting the net carrying value of one of the Company’s two corporate aircraft. Management, having proper authority, initiated the disposal of the aircraft in connection with the Company’s Project Momentum cost-reduction initiative (see Note 20, “Restructuring” for additional information regarding this initiative). The aircraft initially met the criteria to be considered held for sale under SFAS No. 144 at September 30, 2008. As the net carrying value of the aircraft was lower than its respective estimated fair value less costs to sell, there was no impairment charge recorded in 2008 upon management’s commitment to dispose of the asset. The Company currently anticipates that the sale of the aircraft will occur no later than September 30, 2009.

At December 31, 2007, the Company did not have any assets classified as held for sale.

In March 2008 and January 2007, the Company sold winery properties located in the State of Washington for net proceeds of $1.8 million and $3.1 million, respectively, resulting in pre-tax gains of $1.4 million and $2 million, respectively, which were recorded as a reduction to selling, advertising and administrative (“SA&A”) expenses in the Condensed Consolidated Statement of Operations. The net proceeds from the March 2008 property sale included cash of approximately $0.4 million and a note receivable of approximately $1.4 million, which has a three-year term.

In March 2007, the Company finalized the sale of its corporate headquarters for cash proceeds of $130 million, as well as a below-market, short-term lease with an imputed fair market value of approximately $6.7 million. This sale resulted in a pre-tax gain of approximately $105 million, which is reported on the “gain on sale of corporate headquarters” line in the Condensed Consolidated Statement of Operations.

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In March 2006, the Company sold a winery property located in California with a carrying value of $3.4 million for net proceeds of $5.9 million, resulting in a pre-tax gain of $2.5 million, which was recorded as a reduction to SA&A expenses in the Consolidated Statement of Operations.

5 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment are reported at cost less accumulated depreciation. Property, plant and equipment at December 31, 2008 and 2007 are as follows:

		December 31

	Lives (Years)	2008	2007

Land	-	$51,900	$53,443
Buildings and building improvements	1 - 40*	255,405	247,847
Vineyards	25	29,121	27,839
Machinery and equipment	3 - 20	579,439	571,484

		915,865	900,613
Less accumulated depreciation		427,195	395,512

		$488,670	$505,101

* The life of buildings is generally between 10 and 40 years, whereas the life of building improvements is generally between one and seventeen years.

Depreciation expense was $51.2 million for 2008, $45.1 million for 2007, and $44.8 million for 2006.

6 – COMMITMENTS

Purchase Agreements

At December 31, 2008, the Company had entered into unconditional purchase obligations in the form of contractual commitments. Unconditional purchase obligations are commitments that are either noncancelable or cancelable only under certain predefined conditions.

The Company is obligated to make payments in the upcoming year of approximately $77.8 million for leaf tobacco to be used in the production of moist smokeless tobacco products. The decrease from the December 31, 2007 commitment of $78.3 million is primarily a result of differences in the timing at which contracts for the purchase of leaf tobacco were executed. The majority of the contractual obligations to purchase leaf tobacco are expected to be fulfilled by the end of 2009.

Purchase commitments under contracts to purchase grapes for periods beyond one year are subject to variability resulting from potential changes in market price indices. The Company is obligated to make future payments for purchases and processing of grapes for use in the production of wine, based on estimated yields and market conditions, as follows:

	2009	2010	2011	2012	2013	Thereafter	Total
Grape commitments	$81,851	$82,502	$80,445	$68,699	$62,604	$190,440	$566,541

Payments made in connection with unconditional purchase obligations for grapes were $73.8 million, $65.8 million and $61.9 million in 2008, 2007 and 2006, respectively.

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Operating Leases

The Company leases certain property and equipment under various operating lease arrangements. Certain leases contain escalation clauses as well as renewal options, whereby the Company can extend the lease term for periods ranging up to 10 years. The following is a schedule of future minimum lease payments for operating leases as of December 31, 2009:

	2009	2010	2011	2012	2013	Thereafter	Total

Lease commitments	$11,107	$9,513	$7,550	$6,417	$5,839	$59,379	$99,805

Rent expense was $15.1 million for 2008, $21.4 million for 2007 and $12.1 million for 2006. Certain of the Company’s leases contain provisions related to rent holidays, escalation clauses and leasehold improvement incentives, all of which are factored into the straight-line recognition of rent expense over the lease term.

7 – GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

During 2007, in connection with the acquisition of Stag’s Leap Wine Cellars, the Company recognized goodwill of $21.2 million. The following table presents the changes in the carrying amount of goodwill for the years ended December 31, 2008 and 2007:

Total
Goodwill as of January 1, 2007	$6,547
Acquisitions	21,166
Translation adjustments	591

Goodwill as of December 31, 2007	28,304
Translation adjustments	(602)

Goodwill as of December 31, 2008	$27,702

Approximately $25.2 million of the goodwill balance at December 31, 2008 and 2007 related to the Company’s Wine segment, with the remainder related to the Company’s international operations. There were no impairment charges recorded relating to goodwill for the years ended December 31, 2008, 2007 and 2006.

Non-amortizable Intangible Assets Other than Goodwill

At both December 31, 2008 and 2007, the Company had $41.9 million of identifiable intangible assets that were not being amortized, as such assets were deemed to have indefinite useful lives. These non-amortizable intangible assets relate to Wine segment acquired trademarks. There were no impairment charges recorded relating to these assets for the years ended December 31, 2008, 2007 and 2006.

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Amortizable Intangible Assets

The following table presents the carrying amount of intangible assets subject to amortization for the years ended December 31, 2008 and 2007:

	Weighted Amortizable Life (Years)	December 31,

		2008	2007

Customer Relationships	20	$11,560	$11,560
Customer Lists	6	1,698	1,698
Intellectual Property	15	1,200	1,200
Other	15	1,239	1,239

Total amortizable intangible assets	18	15,697	15,697
Less: Accumulated amortization		2,461	1,363

Amortizable intangible assets - net		$13,236	$14,334

During 2007, the Company’s Wine segment acquired finite-lived intangible assets of $12.8 million in connection with the acquisition of Stag’s Leap Wine Cellars. In 2006, the Company’s Wine segment acquired finite-lived intangible assets of $1 million in connection with the acquisition of Erath Vineyards, LLC. There were no impairment charges recorded relating to finite-lived intangible assets during 2008, 2007 or 2006.

Amortization expense related to intangible assets was $1.1 million, $0.5 million and $0.2 million for 2008, 2007 and 2006, respectively. Amortization expense for each of the next five years is projected as follows:

	2009	2010	2011	2012	2013

Amortization Expense	$1,046	$1,012	$925	$913	$913

8 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2008 and 2007 consisted of the following:

	December 31,

	2008	2007

Trade accounts payable	$97,381	$87,856
Employee compensation and benefits	33,696	73,402
Interest payable on debt	25,433	20,175
Smokeless tobacco settlement-related charges	4,373	22,564
Returned goods accrual	15,400	18,273
Restructuring(1)	1,284	1,721
Book cash overdrafts	14,033	26,536
Treasury stock purchased, not yet settled	-	26,655
Interest rate swap liability	27,814	-
Other accrued expenses	28,803	44,074

	$248,217	$321,256

(1) For additional information regarding restructuring activities see Note 20, “Restructuring.”

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

9 – BORROWING ARRANGEMENTS

Outstanding debt consisted of the following:

	December 31,
	2008		2007

	Carrying Value	Fair Value (1)	Carrying Value	Fair Value (1)

Short-term borrowings:
Revolving credit facility borrowings (2)	$80,000	$80,000	$-	$-

Current portion of long-term debt:
7.25% Senior notes, due June 1, 2009	240,000	236,000	-	-

Long-term debt:
7.25% Senior notes, due June 1, 2009	-	-	240,000	245,600
6.625% Senior notes, due July 15, 2012	600,000	574,140	600,000	640,900
5.75% Senior notes, due March 1, 2018	300,000	255,000	-	-
Revolving credit facility borrowings (2)	-	-	250,000	250,000

	900,000	829,140	1,090,000	1,136,500

	$1,220,000	$1,145,140	$1,090,000	$1,136,500

(1) The fair value of the Company’s long-term debt is estimated based upon the application of current interest rates offered for debt with similar terms and maturities.

(2) The weighted-average interest rate on borrowings outstanding at December 31, 2008 and 2007 was 3.25 percent and 5.44 percent, respectively. Borrowings in 2007 were classified as long-term, as the Company had both the intent and the ability to refinance such borrowings on a long-term basis.

Revolving Credit Facility

On June 29, 2007, the Company entered into a $300 million, five-year revolving credit facility (the “Credit Facility”), which replaced the Company’s previous $300 million, three-year revolving credit facility, upon its termination. Borrowings under the Credit Facility were primarily used for general corporate purposes, including the support of commercial paper borrowings. At December 31, 2008 and 2007, the Company had borrowings of $80 million and $250 million, respectively, outstanding under the Credit Facility. The borrowings at December 31, 2007 were classified as long-term, as the Company had both the intent and ability to refinance such borrowings on a long-term basis.

On January 5, 2009, the Company increased its borrowings under the Credit Facility to a total of $205 million in connection with Altria’s acquisition of the Company. Cash received from these additional borrowings was used to pay various transaction-related fees and to fund certain benefit plan obligations pertaining to the acquisition. On January 6, 2009, all outstanding borrowings were repaid with funds provided by Altria, and the Credit Facility was terminated.

Costs of approximately $0.3 million associated with the establishment of the Credit Facility were capitalized in 2007 and were being amortized over the applicable term. Approximately $69 thousand of these costs were recognized during 2008 and 2007, respectively. The Credit Facility required the maintenance of a fixed charge coverage ratio, the payment of commitment and administrative fees and included affirmative and negative covenants customary to facilities of this type. The commitment fee payable on the unused portion of the Credit Facility was determined based on an interest rate, within a range of rates, dependent upon the Company’s senior unsecured debt rating. Commitment fees of $0.1 million were recognized in each of the years ended December 31, 2008 and 2007. As of December 31, 2008, the Company was in compliance with all covenants under the terms of the Credit Facility. Capitalized origination costs associated with the Company’s previous credit facility of approximately $0.2 million and $0.3 million were recognized during 2007 and 2006, respectively. In addition,

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

commitment fees incurred for the previous credit facility approximated $0.2 million and $0.5 million in 2007 and 2006, respectively.

Senior Notes

On February 29, 2008, the Company completed the issuance and sale of $300 million aggregate principal amount of 5.75 percent senior notes in a public offering at a price to the underwriters of 98.982 percent of the principal amount. These senior notes mature on March 1, 2018, with interest payable semiannually. Costs of $2.6 million associated with the issuance of the senior notes were capitalized and are being amortized over the term of the senior notes. Approximately $0.2 million of these costs were recognized during the year ended December 31, 2008. Upon the completion of the issuance of the senior notes, the Company repaid $100 million of borrowings outstanding under the Company’s $200 million six-month credit agreement (the “Credit Agreement”) and $200 million of borrowings outstanding under the Credit Facility. In accordance with its terms, the Credit Agreement was terminated upon the issuance of the senior notes and the repayment of outstanding borrowings.

In July 2002, the Company issued $600 million aggregate principal amount of 6.625 percent senior notes at a price of 99.53 percent of the principal amount. These notes mature on July 15, 2012, with interest payable semiannually. Approximately $4.8 million of the costs associated with the issuance of the notes were capitalized and are being amortized over the term of the notes. Approximately $0.5 million of these costs have been recognized in each of the three years ended December 31, 2008, 2007 and 2006.

In May 1999, the Company issued $240 million aggregate principal amount of senior notes, of which $200 million is 7.25 percent fixed rate debt and $40 million is floating rate debt, which bears interest at the three-month London InterBank Offered Rate (“LIBOR”) plus 90 basis points. These notes mature on June 1, 2009, with interest payable semiannually and quarterly on the fixed and floating rate notes, respectively. As such, these notes are classified as “current portion of long-term debt” on the December 31, 2008 Consolidated Statement of Financial Position.

10 – DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company monitors and manages risk associated with changes in interest rates and foreign currency exchange rates. The purpose of the Company’s risk management policy is to maintain the Company’s financial flexibility by reducing or transferring risk exposure at appropriate costs. The Company does so, from time to time, by entering into derivative financial instruments to hedge against exposure to these risks. The Company has implemented risk management controls and limits to monitor its risk position and ensure that hedging performance is in line with Company objectives.

The Company’s risk management policy does not permit the use of complex multifaceted derivative instruments or compound derivative instruments without the approval of the Board of Directors. In addition, the policy does not permit the use of leveraged financial instruments. The Company does not use derivatives for trading or speculative purposes. The Company mitigates the risk of nonperformance by a counterparty by using only major reputable financial institutions with investment grade credit ratings.

All derivatives are recognized as either assets or liabilities in the Consolidated Statement of Financial Position with measurement at fair value, and changes in the fair values of derivative instruments are reported in either net earnings or other comprehensive income depending on the designated use of the derivative and whether it meets the criteria for hedge accounting. The fair value of each of these instruments reflects the net amount required to settle the position. The accounting for gains and losses associated with changes in the fair value of derivatives and the related effects on the consolidated financial statements is subject to their hedge designation and whether they meet effectiveness standards.

The Company had hedged against the variability of forecasted interest payments attributable to changes in interest rates through the date of an anticipated debt issuance in 2009 via a forward starting interest rate swap. The forward starting interest rate swap, which had been designated as an effective cash flow hedge, had a notional amount of $100 million and the terms call for the Company to receive interest quarterly at a variable rate

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

equal to LIBOR and to pay interest semi-annually at a fixed rate of 5.715 percent. In accordance with the provisions of SFAS No. 133, the Company used the Hypothetical Derivative Method to measure hedge effectiveness. Without giving consideration to the pending acquisition of the Company by Altria, as of December 31, 2008, the Company expected that the forward starting swap would continue to be perfectly effective in offsetting the variability in the forecasted interest rate payments, as the critical terms of the forward starting swap would exactly match the critical terms of the expected debt issuance. The fair value of the forward starting interest rate swap at December 31, 2008 and 2007 was a net liability of $26.9 million and $6.1 million, respectively, based upon analysis derived from relevant observable market inputs, giving consideration to counterparty credit risk, and was included in “accounts payable and accrued expenses” on the Consolidated Statement of Financial Position. Accumulated other comprehensive loss at December 31, 2008 and 2007 included the accumulated loss on this cash flow hedge (net of taxes) of $17.5 million and $4 million, respectively. This reflects $13.5 million and $2 million (net of taxes) of other comprehensive loss recognized for the years ended December 31, 2008 and 2007, respectively, in connection with the change in fair value of the swap. Absent the closing of the acquisition transaction, as of December 31, 2008, the hedged forecasted transaction was assessed and deemed probable of occurring. However, in January 2009, upon a reassessment taking into consideration Altria’s imminent acquisition of the Company, the occurrence of the forecasted transaction was no longer deemed to be reasonably possible. As such, on January 5, 2009, immediately preceding the close of the acquisition, the Company reclassified the total accumulated pre-tax loss of $24.6 million, as of that date, from accumulated other comprehensive income to earnings.

The Company has hedged the interest rate risk on its $40 million aggregate principal amount of floating rate senior notes with a ten-year interest rate swap having a notional amount of $40 million and quarterly settlement dates over the term of the contract. The Company pays a fixed rate of 7.25 percent and receives a floating rate of three-month LIBOR plus 90 basis points on the notional amount. This interest rate swap has been designated as an effective cash flow hedge, whereby changes in the cash flows from the swap perfectly offset the changes in the cash flows associated with the floating rate of interest on the $40 million debt principal (see Note 9, “Borrowing Arrangements”). The fair value of the swap at December 31, 2008 and 2007 was a net liability of $0.9 million and $1.4 million, respectively, based upon analysis derived from relevant observable market inputs, giving consideration to counterparty credit risk, and was included in “accounts payable and accrued expenses” on the Consolidated Statement of Financial Position. Accumulated other comprehensive loss at December 31, 2008 and 2007 included the accumulated loss on the cash flow hedge (net of taxes) of $0.6 million and $0.9 million, respectively. This reflects $0.3 million (net of taxes) of other comprehensive income and $0.2 million (net of taxes) of other comprehensive loss recognized for the years ended December 31, 2008 and 2007, respectively, in connection with the change in fair value of the swap.

During 2008 and 2007, the Company entered into foreign currency forward and option contracts, designated as effective cash flow hedges, in order to hedge the risk of variability in cash flows associated with foreign currency payments required in connection with anticipated oak barrel purchases for its wine operations and equipment purchases for its smokeless tobacco operations. The aggregate fair value of foreign currency forward contracts outstanding at December 31, 2008 is presented in the table below. At December 31, 2008 and 2007 there were no foreign currency option contracts outstanding, nor were there any foreign currency forward contracts outstanding at December 31, 2007. The amounts reflected in net earnings and accumulated other comprehensive income for the years ended December 31, 2008 and 2007 with respect to these contracts were not material.

Other derivative contracts at December 31, 2008 and 2007 included forward contracts to purchase leaf tobacco for use in manufacturing smokeless tobacco products and grapes and bulk wine for use in wine production. These forward contracts meet the normal purchases exception, exempting them from the accounting and reporting requirements under SFAS No. 133.

On January 1, 2008, the Company adopted the provisions of SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy, which gives the highest priority to quoted prices in active markets, is comprised of the following three levels:

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Level 1 – Unadjusted quoted market prices in active markets for identical assets and liabilities.

Level 2 – Observable inputs, other than Level 1 inputs. Level 2 inputs would typically include quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly.

Level 3 – Prices or valuations that require inputs that are both significant to the measurement and unobservable.

In accordance with the provisions of SFAS No. 157, the following table presents the fair value measurements for the Company’s derivative financial instruments at December 31, 2008, grouped by the level within the fair value hierarchy under which the measurement falls:

		Fair value measurements at reporting date using:
	December 31, 2008	Quoted prices in active markets for identical assets (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)
Liabilities

Derivatives - swaps	$27,815	$-	$27,815	$-

Total	$27,815	$-	$27,815	$-

Assets
Derivatives - foreign currency hedges	$507	$-	$507	$-

Total	$507	$-	$507	$-

11 – CAPITAL STOCK

The Company has two classes of capital stock: preferred stock, with a par value of $.10 per share, and common stock, with a par value of $.50 per share. Authorized preferred stock is 10 million shares and authorized common stock is 600 million shares. There have been no shares of the Company’s preferred stock issued. Events causing changes in the issued and outstanding shares of common stock are described in the Consolidated Statement of Changes in Stockholders’ (Deficit) Equity.

Common stock issued at December 31, 2008 and 2007 was 212,924,876 shares and 211,269,622 shares, respectively. Treasury shares held at December 31, 2008 and 2007 were 64,016,506 shares and 60,332,966 shares, respectively.

The Company repurchased a total of 3.7 million and 11 million shares during 2008 and 2007, respectively, at a cost of $198.7 million and $597.7 million, respectively. Of the total shares repurchased during 2008, 1.9 million shares were repurchased at a cost of $104.8 million pursuant to the Company’s authorized program, approved in December 2004, bringing the total repurchases of outstanding common stock under that program to the authorized maximum of 20 million shares. The cumulative cost of repurchases under the completed program was approximately $1 billion. The remaining 1.8 million shares repurchased during the year ended December 31, 2008 were made pursuant to a new program to repurchase up to 20 million shares of the Company’s outstanding common stock, which was authorized by the Company’s Board of Directors in December 2007. As of December 31, 2008, the cumulative cost of the 1.8 million shares repurchased under the new program was approximately $93.9 million.

On January 6, 2009, Altria completed its acquisition of the Company. Upon consummation of the transaction, the Company became an indirect, wholly-owned subsidiary of Altria and all shares of the Company’s common stock

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

outstanding immediately prior to the effective date of the acquisition were converted into the right to receive $69.50 per share in cash.

12 – SHARE-BASED COMPENSATION

The Company accounts for share-based payments in accordance with the provisions of SFAS No. 123(R), which it adopted on January 1, 2006. SFAS No. 123(R) requires all share-based payments issued to acquire goods or services, including grants of employee stock options, to be recognized in the statement of operations based on their fair values, net of estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Compensation expense related to share-based awards is recognized over the requisite service period, which is generally the vesting period. For shares subject to graded vesting, the Company’s policy is to apply the straight-line method in recognizing compensation expense.

SFAS No. 123(R) requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash inflow, rather than as an operating cash inflow on the Consolidated Statement of Cash Flows. This requirement reduces net operating cash flows and increases net financing cash flows.

The following table provides a breakdown by line item of the pre-tax share-based compensation expense recognized in the Consolidated Statement of Operations for the three years ended December 31, 2008, 2007 and 2006, respectively, as well as the related income tax benefit and amounts capitalized as a component of inventory for each period.

	Year Ended December 31,
	2008	2007	2006

Selling, advertising and administrative expense (1)	$10,087	$11,161	$9,440
Cost of products sold	682	525	486
Restructuring charges (2)	137	98	477

Total pre-tax share-based compensation expense	$10,906	$11,784	$10,403

Income tax benefit	$3,981	$4,287	$3,774

Capitalized as inventory	$186	$113	$115

(1) 2007 includes accelerated vesting charges recorded in connection with an executive officer’s separation from service.

(2) Represents share-based compensation expense recognized in connection with one-time termination benefits provided to employees affected by the Company’s cost-reduction initiative called “Project Momentum.” See Note 20, “Restructuring,” for additional information regarding Project Momentum.

The Company maintains the following five equity compensation plans – (1) the UST Inc. 2005 Long Term Incentive Plan (“2005 LTIP”), (2) the UST Inc. Amended and Restated Stock Incentive Plan, (3) the UST Inc. 1992 Stock Option Plan (“1992 Plan”), (4) the Nonemployee Directors’ Stock Option Plan, and (5) the Nonemployee Directors’ Restricted Stock Award Plan. In May 2005, the Company authorized that 10 million shares of its common stock be reserved for issuance under the 2005 LTIP, which was approved by stockholders at the Company’s Annual Meeting on May 3, 2005. Subsequent to that date, all share-based awards were issued from the 2005 LTIP, as the UST Inc. Amended and Restated Stock Incentive Plan, the Nonemployee Directors’ Stock Option Plan and the Nonemployee Directors’ Restricted Stock Award Plan are considered to be inactive. Forfeitures of share-based awards granted from these inactive plans are transferred into the 2005 LTIP as they occur, and are considered available for future issuance under the 2005 LTIP. Share-based awards are generally in the form of common shares, stock options, restricted stock or restricted stock units. Share-based awards granted under the 2005 LTIP are scheduled to vest over a period determined by the Compensation Committee of the Board of Directors (“Compensation Committee”) and in the case of stock option awards, may be exercised up to a maximum of ten years from the date of grant. Under the UST Inc. Amended and Restated Stock Incentive Plan and the UST Inc. 1992 Stock Option Plan, share-based awards vest, in ratable installments or otherwise, over a

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

period of one to five years from the date of grant and, in the case of stock option awards, may be exercised up to a maximum of ten years from the date of grant using various payment methods. Under the Nonemployee Directors’ Stock Option Plan, options first become exercisable six months from the date of grant and may be exercised up to a maximum of ten years from the date of grant. In certain instances, awards of restricted stock are subject to performance conditions related to the Company’s dividend payout ratio and/or earnings per share, which impact the number of shares of restricted stock that will ultimately vest. For restricted stock awards subject to performance conditions, the SFAS No. 123(R) grant date is the earliest date at which all of the following have occurred: (1) the Compensation Committee has authorized the award, (2) the Compensation Committee has established the performance goals that will be used to measure actual performance, including the applicable periods over which performance will be measured, and (3) the Company and the employee have a mutual understanding of the key terms and conditions of the award. The Company recognizes compensation expense for awards subject to performance conditions based on the estimated number of shares of restricted stock that are expected to ultimately vest, and adjusts this estimate, as necessary, based on actual performance. Upon the exercise of stock options or vesting of restricted stock units, the Company issues new shares of common stock from the shares reserved for issuance under its equity compensation plans.

Stock Options

On December 8, 2005, the Board of Directors of the Company, upon the recommendation of its Compensation Committee, approved the acceleration of vesting of all outstanding, unvested stock options previously awarded to the Company’s employees and officers, including executive officers, under the UST Inc. Amended and Restated Stock Incentive Plan and the UST Inc. 1992 Stock Option Plan. As a result of the acceleration, stock options to acquire approximately 1.1 million shares of the Company’s common stock became exercisable on December 31, 2005. In order to prevent unintended personal benefits to the Company’s officers, the accelerated vesting was conditioned on such officers entering into amendments to their original option award agreements providing that such officers will not, subject to limited exceptions, sell, transfer, assign, pledge or otherwise dispose of any shares acquired upon exercising the accelerated portion of the options before the earlier of the date on which that portion of options would have otherwise vested under the original terms of the applicable option agreements or separation from service. All other terms related to these stock options were not affected by this acceleration. As a result of the acceleration of these options, the Company was not required to recognize pre-tax incremental compensation expense in its Consolidated Statements of Operations associated with these options of approximately $3 million in 2006 and $0.5 million in 2007.

The 1992 Plan contains contingent cash settlement provisions that require cash settlement upon the occurrence of certain events outside of the option holder’s control. Accordingly, in December 2008, upon receipt of shareholder approval for the acquisition of the Company by Altria, all options outstanding under the 1992 Plan were settled in cash, as required. The settlement resulted in total cash payments of $36.8 million for approximately 1 million options. For additional information regarding the acquisition of the Company, refer to Note 22, “Other Matters.”

The following table presents a summary of the Company’s stock option activity and related information for the year ended December 31, 2008 (options in thousands):

	Year Ended December 31, 2008
	Number of Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value

Outstanding at January 1, 2008	3,699.2	$34.17
Granted	-	-
Exercised (1)	(2,595.2)	$31.61
Forfeited	(2.2)	$33.25
Expired	(5.7)	$30.66

Outstanding at December 31, 2008	1,096.1	$40.26	$31.9 million

Exercisable at December 31, 2008	936.1	$38.00	$29.4 million

(1) Includes approximately 1 million options with a weighted-average exercise price of $31.25 that were cash settled in accordance with the terms of the 1992 Plan.

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The fair value of each option grant was estimated on the date of grant using the Black-Scholes-Merton option pricing model, which incorporates various assumptions including expected volatility, expected dividend yield, expected life and applicable interest rates. The expected volatility is based upon the historical volatility of the Company’s common stock over the most recent period commensurate with the expected life of the applicable stock options, adjusted for the impact of unusual fluctuations not reasonably expected to recur. The expected life of stock options is estimated based upon historical exercise data for previously awarded options, taking into consideration the vesting period and contractual lives of the applicable options. The expected dividend yield is derived from analysis of historical dividend rates, anticipated dividend rate increases and the estimated price of the Company’s common stock over the estimated option life. The risk-free rate is based upon the interest rate on U.S. Treasury securities with maturities that best correspond with the expected life of the applicable stock options.

The following provides a summary of the weighted-average assumptions used in valuing stock options granted during the years ended December 31:

	2007	2006

Expected dividend yield	4.0%	4.4%
Risk-free interest rate	4.1%	4.6%
Expected volatility	20.0%	20.2%
Expected life of the option	6.5 years	6.5 years

The following table provides additional information regarding the Company’s stock options for the years ended December 31:

	2008	2007	2006
Weighted-average grant date fair value per option	-	$8.41	$8.35
Total intrinsic value of options exercised (1)	$90,862	$31,313	$38,239
Tax benefit realized for deduction from stock option exercises (2)	$33,720	$11,766	$14,215
Cash received from option exercises	$45,825	$37,855	$68,214

(1) Includes $36.8 million relating to the December 2008 cash settlement of options outstanding under the 1992 Plan, following receipt of shareholder approval for the acquisition of the Company by Altria.

(2) Includes $13.7 million relating to the tax benefit on options subject to the 1992 Plan cash settlement.

Receivables from the exercise of stock options in the amount of $7.5 million in 2008, $5.5 million in 2007 and $6.9 million in 2006 have been deducted from stockholders’ equity. The outstanding receivable balance was repaid in January 2009 in connection with Altria’s acquisition of the Company.

In January 2009, Altria completed its acquisition of the Company, at which time all options outstanding were settled in cash based on the acquisition price of $69.50 per share. In connection with this transaction, all non-vested options immediately vested. Accordingly, the Company recognized, at such time, $1 million of share-based compensation expense.

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Restricted Stock/Restricted Stock Units/Common Stock

A summary of the status of restricted stock and restricted stock units as of December 31, 2008, and changes during the year ended December 31, 2008, is presented below:

	Restricted Stock		Restricted Stock Units
	Number of Shares	Weighted- average grant- date fair value per share	Number of Units	Weighted- average grant- date fair value per unit

Nonvested at January 1, 2008	386,640	$46.56	222,448	$43.87
Granted	131,828	$52.07	53,464	$52.42
Forfeited	(10,400)	$49.52	(10,236)	$45.49
Vested	(74,140)	$37.86	(95,062)	$38.90

Nonvested at December 31, 2008	433,928	$49.65	170,614	$49.22

In addition to the table above, during the second quarter of 2008, the Company awarded 143,100 restricted shares for which the performance targets had not been established as of December 31, 2008. In accordance with SFAS No. 123(R), a grant date, for purposes of measuring compensation expense, cannot occur until the performance measures are established, as that is when both the Company and the award recipients would have a mutual understanding of the key terms and conditions of the award. The restricted shares granted presented in the table above include 112,325 restricted shares that were originally awarded in 2007 for which the performance targets were established in 2008.

Of the 433,928 shares of restricted stock above, 360,425 shares were subject to certain performance conditions related to the Company’s dividend payout ratio and/or earnings per share. The weighted-average grant date fair value of restricted stock granted during the years ended December 31, 2007 and 2006 were $59.83 and $50.14, respectively. The total fair value of shares vested during the years ended December 31, 2008, 2007 and 2006 was $4.8 million, $9.8 million and $1.6 million, respectively.

During the years ended December 31, 2008 and 2007, 20,085 and 19,857 shares of common stock, respectively, were awarded outright to non-employee directors as compensation for their annual retainer and meeting attendance. As a result of these awards, $1.1 million of compensation expense was recognized in both 2008 and 2007.

As of December 31, 2008, there was $10.4 million and $3.2 million of total unrecognized pre-tax compensation expense, net of estimated forfeitures, related to non-vested restricted stock and restricted stock units, respectively, granted under the Company’s incentive plans.

In January 2009, the Company recognized pre-tax compensation expense of $24.3 million as a result of the accelerated vesting of restricted stock and restricted stock units in connection with the acquisition of the Company by Altria, in accordance with the original terms of such awards. This amount was comprised of the total unrecognized pre-tax compensation expense as of December 31, 2008, adjusted to reflect actual forfeitures, along with the pre-tax compensation expense associated with accelerated vesting of awards for which performance targets had not yet been established.

13 – ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of comprehensive income that relate to the Company are net earnings, foreign currency translation adjustments, the change in the fair value of derivatives designated as effective cash flow hedges, and changes in deferred components of net periodic pension and other postretirement benefit costs. Prior to the adoption of SFAS No. 158, Employers’ Accounting For Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“SFAS No. 158”), which the Company adopted on December 31, 2006, comprehensive income also included minimum pension liability adjustments.

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	Foreign Currency Translation Adjustment	Minimum Pension Liability Adjustment	Defined Benefit Pension and Other Postretirement Benefit Plans Adjustment	Fair Value of Derivative Instruments Adjustment	Total Accumulated Other Comprehensive (Loss) Income

Balance at December 31, 2005	$111	$(16,430)	$-	$(1,483)	$(17,802)
Net change for the year	639	924	-	(1,417)	146
Impact of adoption of SFAS No. 158	-	15,506	(54,721)	-	(39,215)

Balance at December 31, 2006	750	-	(54,721)	(2,900)	(56,871)
Net change for the year	1,750	-	12,143	(2,105)	11,788

Balance at December 31, 2007	2,500	-	(42,578)	(5,005)	(45,083)
Net change for the year	(3,048)	-	(74,562)	(12,865)	(90,475)

Balance at December 31, 2008	$(548)	$-	$(117,140)	$(17,870)	$(135,558)

The net change for the years ended December 31, 2008, 2007 and 2006, respectively, for the following components of accumulated other comprehensive loss, is reflected net of tax (expense) benefit of:

	2008	2007	2006

Foreign currency translation adjustment	$1,641	$(942)	$(344)
Minimum pension liability adjustment	-	-	(498)
Adjustment to initially apply SFAS No. 158	-	-	21,116
Defined benefit pension and other postretirement benefit plans adjustment	40,149	(6,538)	-
Fair value of derivative instruments adjustment	6,927	1,133	763

	$48,717	$(6,347)	$21,037

14 – EMPLOYEE BENEFIT AND COMPENSATION PLANS

The Company and its subsidiaries maintain a number of noncontributory defined benefit pension plans covering substantially all employees over age 21 with at least one year of service. The Company’s funded plan for salaried employees provides pension benefits based on an individual participant’s highest three-year average compensation. All other funded plans base benefits on an individual participant’s compensation in each year of employment. The Company’s funding policy for its funded plans is to contribute an amount sufficient to meet or exceed Employee Retirement Income Security Act of 1974 (ERISA) minimum requirements, as amended by the Pension Protection Act of 2006. The Company also maintains unfunded plans providing pension and additional benefits for certain employees.

The Company and certain of its subsidiaries also maintain a number of postretirement welfare benefit plans which provide certain medical and life insurance benefits to substantially all full-time employees who have attained certain age and service requirements upon retirement. The health care benefits are subject to deductibles, co-insurance and in some cases flat dollar contributions which vary by plan, age and service at retirement. All life insurance coverage is noncontributory.

The Company accounts for its defined benefit pension and other postretirement benefit plans in accordance with the provisions of SFAS No. 158, which it adopted on December 31, 2006. SFAS No. 158 requires companies to recognize the funded status of defined benefit pension and other postretirement benefit plans (measured as the difference between the fair value of plan assets and the benefit obligation for each plan) as an asset or liability in its statement of financial position, with a corresponding adjustment to accumulated other comprehensive income, net of tax. Under SFAS No. 158, actuarial gains and losses that arise during a period and are not recognized as net periodic benefit cost are recognized as a component of other comprehensive income. Actuarial gains and losses, prior service costs or credits and any remaining transition assets recognized within accumulated other comprehensive income are amortized as a component of future net periodic benefit cost.

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company uses a December 31 measurement date for all of its plans. The following table represents a reconciliation of the plans at December 31, 2008 and 2007, respectively:

	Pension Plans		Postretirement Benefits Other than Pensions

	2008	2007	2008	2007

Change in Benefit Obligation
Benefit obligation at beginning of year	$571,730	$555,143	$87,417	$92,590
Service cost	17,905	18,914	3,871	4,423
Interest cost	35,346	33,086	4,732	4,858
Plan participants’ contributions	-	-	563	484
Plan amendments	864	20	-	(5,498)
Plan curtailment	-	(552)	-	-
Actuarial gain	(19,880)	(10,896)	(7,122)	(4,814)
Special termination benefits	3,627	1,974	1,453	-
Benefits paid	(29,045)	(25,959)	(5,945)	(4,626)

Benefit obligation at end of year	$580,547	$571,730	$84,969	$87,417

Change in Plan Assets
Fair value of plan assets at beginning of year	$414,691	$406,837	$-	$-
Actual return on plan assets	(108,779)	27,328	-	-
Employer contributions	7,693	7,472	-	-
Benefits paid	(29,045)	(25,959)	-	-
Administrative expenses	(1,130)	(987)	-	-

Fair value of plan assets at end of year	$283,430	$414,691	$-	$-

Funded Status at end of Year	$(297,117)	$(157,039)	$(84,969)	$(87,417)

Amounts Recognized in the Consolidated Statement of Financial Position
Noncurrent assets	$-	$788	$-	$-
Current liabilities	(8,132)	(7,509)	(6,678)	(5,749)
Noncurrent liabilities	(288,985)	(150,318)	(78,291)	(81,668)

Net amount recognized	$(297,117)	$(157,039)	$(84,969)	$(87,417)

Amounts Recognized in Accumulated Other Comprehensive Loss
Net actuarial loss	$185,488	$68,734	$7,892	$14,876
Prior service cost (credit)	931	157	(14,096)	(18,263)
Unrecognized transition asset	-	-	-	-

Total, before taxes	$186,419	$68,891	$(6,204)	$(3,387)

The estimated amounts that will be amortized from accumulated other comprehensive loss as a component of net periodic benefit cost in 2009 is as follows:

	Pension Plans	Postretirement Benefits Other than Pensions

Net actuarial loss	$11,518	$68
Prior service cost (credit)	185	(4,136)

	$11,703	$(4,068)

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Assumptions

	Pension Plans		Postretirement Benefits Other than Pensions

	2008	2007	2008	2007

The weighted-average assumptions used to determine benefit obligations:
Discount rate	6.25%	6.25%	6.25%	6.00%
Rate of compensation increase	4.80%	4.80%	-	-

The weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	6.25%	6.00%	6.00%	6.00%
Expected return on plan assets	7.50%	7.50%	-	-
Rate of compensation increase	4.80%	4.80%	-	-

The rate of increase in per capita costs of covered health care benefits is assumed to be 8 percent for 2009 and is assumed to decrease gradually to 5 percent by the year 2016 and remain at that level thereafter.

Net periodic benefit cost for the years ended December 31, 2008, 2007 and 2006, respectively, includes the following components:

	Pension Plans			Postretirement Benefits Other than Pensions

	2008	2007	2006	2008	2007	2006

Service cost	$17,905	$18,914	$18,940	$3,871	$4,423	$5,346
Interest cost	35,346	33,086	30,436	4,732	4,858	4,928
Expected return on plan assets	(29,359)	(28,726)	(26,136)	-	-	-
Amortization of unrecognized transition asset	-	(9)	(8)	-	-	-
Amortization of prior service cost (credit)	90	75	18	(4,167)	(5,150)	(5,456)
Recognized actuarial loss	2,634	3,885	6,388	160	335	1,406
Curtailment and special termination benefits	3,627	1,974	4,042	1,453	-	2,789

Net periodic benefit cost	$30,243	$29,199	$33,680	$6,049	$4,466	$9,013

Other changes in plan assets and benefit obligations recognized in other comprehensive income in 2008 are as follows, before taxes:

	Pension Plans	Postretirement Benefits Other than Pensions
Net actuarial loss (gain)	$119,388	$(6,824)
Recognized actuarial loss	(2,634)	(160)
Prior service cost	864	-
Recognized prior service (cost) credit	(90)	4,167

Total recognized in other comprehensive income	$117,528	$(2,817)

Net recognized in net periodic benefit cost and other comprehensive income	$147,771	$3,232

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

During 2008 and 2006, in connection with restructuring activities, the Company recorded charges of approximately $5.1 million and $6.8 million related to its defined benefit pension plans and other postretirement benefit plans. These charges relate to enhanced retirement benefits to be provided to qualified individuals impacted by the restructuring activities and are reported on the “restructuring charges” line in the Consolidated Statement of Operations (See Note 20, “Restructuring”). The $2.8 million net curtailment and special termination benefit charge recognized in 2006 for the Company’s other postretirement benefits plans was comprised of a $2.6 million special termination benefit charge and a $2.3 million curtailment charge, partially offset by a $2.1 million benefit for acceleration of a prior service credit applicable to employees terminated under the restructuring activities. During 2007, the Company recorded a charge of approximately $2 million for special termination benefits related to its defined benefit pension plans in connection with an executive officer’s separation from service.

A plan’s projected benefit obligation (PBO) represents the present value of the pension obligation assuming salary increases. A plan’s accumulated benefit obligation (ABO) represents this obligation based upon current salary levels.

The ABO, PBO and fair value of plan assets for all funded and unfunded plans as of December 31 are as follows:

	2008		2007
	Plans in Which Assets Exceed Accumulated Benefits	Plans in Which Accumulated Benefits Exceed Assets	Plans in Which Assets Exceed Accumulated Benefits	Plans in Which Accumulated Benefits Exceed Assets
Accumulated benefit obligation	$-	$517,393	$309,019	$196,485
Projected benefit obligation	-	580,547	366,250	205,480
Fair value of plan assets	-	283,430	324,606	90,086

The ABO for all defined benefit pension plans was $517.4 million and $505.5 million at December 31, 2008 and 2007, respectively. The Company’s unfunded plans, maintained to provide additional benefits for certain employees, accounted for $103.9 million and $111.8 million of the ABO and PBO, respectively, at December 31, 2008.

The assumed health care cost trend rates have a significant effect on the amounts reported for the welfare benefit plans. To illustrate, a one-percentage point increase in the assumed health care cost trend rate would have increased the accumulated postretirement benefit obligation as of December 31, 2008 by approximately $4.5 million and increased the service and interest cost components of expense by approximately $0.5 million. A one-percentage point decrease in the assumed health care cost trend rate would have reduced the accumulated postretirement benefit obligation at December 31, 2008 by approximately $4 million and reduced the service and interest components of expense by approximately $0.4 million.

Plan assets of the Company’s pension plans include marketable equity securities as well as corporate and government debt securities. At December 31, 2008 and 2007, the fund did not hold any shares of the Company’s common stock.

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Weighted-Average Asset Allocations by Asset Category

		Pension Plans — Allocation of Plan Assets at December 31
Asset Category	Target Allocation	2008	2007

Equity securities	55-75%	54%	71%
Debt securities	25-45%	46%	29%
Other	0-5%	0%	0%

		100%	100%

The Company believes that in 2009 and beyond, its pension investments will earn a nominal return of 7.5 percent over the long term. The Company bases this belief upon the results of analyses that it has made of the asset categories in which it has pension investments and their weight in the overall pension investment portfolio. The primary analysis conducted by the Company estimates the expected long-term rate of return from a review of historical returns, using the longest return data available for each asset class. Minor modifications to the long-term return data are made to reflect reversion to the mean for equity securities, and to the current yield curve for fixed-income investments.

The overall objective of the Company’s pension investment program is to achieve a rate of return on plan assets that, over the long term, will fund retirement liabilities and provide for required plan benefits in a manner that satisfies the fiduciary requirements of ERISA. The Company believes that over the long-term, asset allocation is the key determinant of the returns generated by the plan and the associated volatility of returns. In determining its investment strategies for plan assets, the Company considers a number of specific factors that may affect its allocation of investments in different asset categories. The Company monitors these variables and plan performance within targeted asset allocation ranges, and may periodically reallocate assets consistent with its long-term objectives to reflect changing conditions.

Cash Flows

During 2008 and 2007, the Company made contributions of $7.7 million and $7.5 million, respectively, to its non-qualified defined benefit pension plans. See discussion under Additional Information below regarding the impact that Altria’s acquisition of the Company had on these non-qualified plans.

The following table illustrates estimated future benefit payments to be made in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter for the Company’s defined benefit pension plans and postretirement welfare benefit plans. These results have been calculated using the same assumptions used to measure the Company’s respective benefit obligations and are based upon expected future service.

	2009	2010	2011	2012	2013	2014 - 2018
Pension plans	$29,608	$31,217	$31,300	$32,601	$35,375	$184,744
Postretirement benefits other than pensions	$6,875	$7,171	$7,494	$7,635	$7,905	$38,754

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Additional Information

On September 7, 2008, the Board authorized amendments to certain of its non-qualified defined benefit plans in respect of each participant who entered into a letter agreement with the Company agreeing to such amendments. Such participants included the Company’s named executive officers. As finalized, the amendments to these plans provide for a lump sum distribution of accrued benefits under the applicable non-qualified plans to active participants on the earlier of (a) a participant’s separation from service or (b) December 31, 2010, and freeze future benefit accruals as of December 31, 2008, subject to a change in control of the Company (as defined in section 409A of the Internal Revenue Code). For purposes of the amendments, the consummation of the Altria acquisition constitutes a change in control of the Company. The finalized amendments to the non-qualified defined benefit plans, as authorized by the Board, were executed on December 15, 2008. Pursuant to these amendments, and in connection with the closing of Altria’s acquisition of the Company, the Company recorded special termination benefit and curtailment charges totaling $56.6 million on January 5, 2009. In order to fund the lump sum distributions of accrued benefits to active participants under the applicable non-qualified defined benefit pension plans, as set forth in these amendments, the Company transferred $59.5 million into a rabbi trust on January 6, 2009.

In the fourth quarter of 2007, the Company amended its retiree health and welfare plans to limit the annual increase in costs subsidized by the Company to the annual percentage increase in the consumer price index. The impact of this amendment, which was effective beginning January 1, 2008, was recognized in the fourth quarter of 2007 and is included in the “Plan amendments” line item in the Change in Benefit Obligation table presented in this note.

The Company sponsors a defined contribution plan (the “Employees’ Savings Plan”) covering substantially all of its employees. Employees are eligible to participate in the Employees’ Savings Plan from the commencement of their employment provided they are scheduled to work at least 1,000 hours per year. Company contributions are based upon participant contributions and begin upon completion of one year of service. The expense associated with Company contributions was $6.2 million, $6.4 million and $6.5 million in 2008, 2007 and 2006, respectively.

The Company has an Incentive Compensation Plan (“ICP”) which provides for bonus payments to designated employees based on stated percentages of earnings before income taxes as defined in the ICP. The ICP also allows for discretionary reductions to this calculated amount. Expenses under the ICP amounted to $41 million in 2008, $41.4 million in 2007 and $41.5 million in 2006.

15 – INCOME TAXES

The income tax provision (benefit) consists of the following:

	2008	2007	2006

Current:
Federal	$259,519	$279,665	$276,967
State and local	22,376	27,971	31,015

Total current	281,895	307,636	307,982

Deferred:
Federal	6,602	(14,582)	(12,049)
State and local	220	(290)	(4,873)

Total deferred	6,822	(14,872)	(16,922)

	$288,717	$292,764	$291,060

The tax provisions do not reflect $33.7 million, $11.8 million and $14.2 million for 2008, 2007 and 2006, respectively, of tax benefits arising from the exercise of stock options. These amounts were credited directly to additional paid-in capital.

The deferred tax provision (benefit) amounts do not reflect the tax effects resulting from changes in accumulated other comprehensive loss (see Note 13, “Accumulated Other Comprehensive Loss”).

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Deferred income taxes arise from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Components of deferred tax assets and liabilities as of December 31 are as follows:

	2008	2007

Deferred tax assets:
Postretirement benefits other than pensions	$32,202	$31,683
Accrued pension liabilities	101,741	53,937
Antitrust litigation	8,280	8,106
Other accrued liabilities	29,951	24,766
Net operating loss, tax credit and capital loss carryforwards	21,258	17,500
Inventory-related adjustments	1,977	3,011

	195,409	139,003
Valuation allowance	17,095	13,283

Total deferred tax assets	178,314	125,720

Deferred tax liabilities:
Depreciation	70,404	61,365
Prepaid pension asset	-	241
Capitalized debt costs	112	215
All other, net	2,458	1,190

Total deferred tax liabilities	72,974	63,011

Net deferred tax assets	$105,340	$62,709

Of the total $105.3 million and $62.7 million of net deferred tax assets recognized at December 31, 2008 and 2007, respectively, approximately $27.3 million and $26.7 million, respectively, is classified as current assets on the Consolidated Statement of Financial Position, with the remaining $78 million and $36 million, respectively, classified as non-current assets.

Pre-tax state net operating loss and tax credit carryforwards totaled $368.6 million and $294.1 million at December 31, 2008 and 2007, respectively. The valuation allowance was recorded to fully offset the tax benefit of certain state net operating loss carryforwards, due to uncertainty regarding their utilization. During 2008, the valuation allowance increased $3.8 million due to the current year losses incurred by the headquarter companies in the State of Connecticut. The net operating loss carryforwards, which are fully offset with a valuation allowance, expire through 2026. The Company expects to utilize remaining carryforwards, for which a valuation reserve has not been recorded, prior to their expiration between 2009 and 2023.

The Company recognizes tax benefits in accordance with the provisions of FIN 48, which it adopted as of January 1, 2007. Upon the adoption of FIN 48, the Company recognized a $16.4 million increase in the liability for unrecognized tax benefits of which $0.1 million was accounted for as a reduction to the opening balance of retained earnings and $16.3 million was accounted for as an adjustment to deferred taxes for amounts related to tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The total cumulative effect of the adoption of FIN 48, including the impact of

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

additional accruals for interest and penalties, was a $2.8 million reduction to the opening balance of retained earnings. A reconciliation of the beginning and ending liability for unrecognized tax benefits is as follows:

Balance at January 1, 2008	$39,165
Additions based on tax position related to current year	2,222
Reductions based on tax position related to current year	-
Additions based on tax position related to prior year	193
Reductions based on tax position related to prior year	(275)
Settlements	(9,706)
Reductions resulting from lapse in statute of limitations	(3,109)

Balance at December 31, 2008	$28,490

Of the total $28.5 million liability for unrecognized tax benefits as of December 31, 2008, approximately $0.8 million of this liability is included on the “income taxes receivable” line in the current assets section of the Consolidated Statement of Financial Position, net of applicable federal tax benefit. The remaining $27.7 million of this liability is reported on the “income taxes payable” line in the non-current liabilities section of the Consolidated Statement of Financial Position, net of applicable federal tax benefit.

The Company recognizes accruals of interest and penalties related to unrecognized tax benefits in income tax expense. For the years ended December 31, 2008 and 2007, the Company recognized a decrease in interest and penalties of approximately $3.6 million in 2008, primarily due to negotiated resolutions and a $6.3 million increase in 2007, due to the adoption of FIN 48 on January 1, 2007. As of December 31, 2008 and 2007, the Company had a liability of approximately $7.1 million and $10.7 million, respectively, for the payment of interest and penalties. As of December 31, 2008 and 2007, approximately $0.3 million and $0.2 million of this liability is included on the “income taxes receivable” line in the current assets section of the Consolidated Statement of Financial Position. The remaining balance for both periods is included on the “income taxes payable” line in the non-current liabilities section of the Consolidated Statement of Financial Position.

The Company continually and regularly evaluates, assesses and adjusts its accruals for income taxes in light of changing facts and circumstances, which could cause the effective tax rate to fluctuate from period to period. Of the total $28.5 million of unrecognized tax benefits as of December 31, 2008, approximately $9.6 million would impact the annual effective tax rate if such amounts were recognized. The remaining $18.9 million of unrecognized tax benefits at December 31, 2008 relate to tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period. Based on information obtained to date, the Company believes it is reasonably possible that the total amount of unrecognized tax benefits could decrease by approximately $1.1 million within the next 12 months due to negotiated resolution payments, lapses in statutes of limitations and the resolution of various examinations in multiple state jurisdictions.

Differences between the Company’s effective tax rate and the U.S. federal statutory income tax rate are explained as follows:

	2008	2007	2006

U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
State and local taxes, net of federal tax benefit	1.8	2.4	2.7
Manufacturing deduction	(1.8)	(1.8)	(1.0)
Reversals of income tax accruals	(0.4)	(0.2)	(0.6)
Other, net	0.7	0.6	0.6

	35.3%	36.0%	36.7%

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company recorded reversals of income tax accruals of $10.3 million, $1.3 million and $4.7 million, net of federal income tax benefit, in 2008, 2007 and 2006, respectively.

The effective tax rate was favorably impacted by a deduction available for qualified domestic production activities, which was enacted by the American Jobs Creation Act of 2004, totaling approximately $15 million in both 2008 and 2007 and $8 million in 2006.

At December 31, 2008 and 2007, the Company has not provided federal income taxes on earnings of approximately $4.4 million and $3.2 million, respectively, from its international subsidiaries. Should these earnings be distributed in the form of dividends or otherwise, the Company would be subject to both U.S. income and foreign withholding taxes; however, the Company does not anticipate that these additional tax amounts would be material, primarily due to additional foreign tax credits that would be applied against such amounts.

16 – SEGMENT INFORMATION

The Company’s reportable segments are Smokeless Tobacco and Wine. Through its subsidiaries, the Company operates predominantly in the tobacco industry as a manufacturer and marketer of moist smokeless tobacco products and also produces, imports and markets premium wines. Those business units that do not meet quantitative reportable thresholds are included in All Other Operations. This caption is comprised of the Company’s international operations, which market moist smokeless tobacco products in select markets, primarily Canada. The Company operates primarily in the United States. Foreign operations and export sales are not significant.

Smokeless Tobacco segment sales are principally made to a large number of wholesalers and several retail chain stores which are widely dispersed throughout the United States. Over the past three years, sales to one wholesale customer have averaged approximately 18.2 percent of annual Smokeless Tobacco segment gross sales.

Wine segment sales are principally made to wholesalers, which are located throughout the United States. Over the past three years, sales to two distributors have averaged approximately 49.3 percent of annual Wine segment gross sales.

Net sales and operating profit are reflected net of intersegment sales and profits. Operating profit is comprised of net sales less operating expenses and an allocation of corporate expenses.

In comparing the identifiable assets in 2007 versus 2006, the decrease in identifiable Corporate assets and the respective increase in identifiable Wine assets were directly related to the acquisition of Stag’s Leap Wine Cellars. Also contributing to the decrease in identifiable Corporate assets in 2007 were repurchases of the Company’s stock under its stock repurchase program. Corporate capital expenditures and depreciation expense are net of amounts which have been allocated to each reportable segment and All Other Operations for purposes of reporting operating profit and identifiable assets. Interest, net and income taxes are not allocated and reported by segment, since they are excluded from the measure of segment performance reviewed by management.

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	Year Ended December 31,
	2008	2007	2006

Net Sales to Unaffiliated Customers
Smokeless Tobacco	$1,499,093	$1,546,638	$1,522,686
Wine (3)	421,400	354,001	282,403
All Other	62,814	50,140	45,822

Net sales	$1,983,307	$1,950,779	$1,850,911

Operating Profit (1)
Smokeless Tobacco (2)	$838,412	$715,699	$805,130
Wine (3)	72,398	60,990	44,149
All Other	19,168	17,860	15,952

Operating profit	929,978	794,549	865,231
Gain on sale of corporate headquarters building	-	105,143	-
Unallocated corporate expenses (1)	(39,883)	(44,948)	(30,351)
Interest, net	(73,171)	(40,600)	(41,785)

Earnings from continuing operations before income taxes, minority interest and equity earnings	$816,924	$814,144	$793,095

Identifiable Assets at December 31
Smokeless Tobacco	$637,900	$620,391	$587,490
Wine (3)	758,785	745,967	527,310
All Other	12,342	15,288	10,126
Corporate	122,412	105,432	315,422

Total assets	$1,531,439	$1,487,078	$1,440,348

Capital Expenditures
Smokeless Tobacco	$37,277	$57,643	$18,456
Wine	25,064	29,536	17,547
All Other	34	363	93
Corporate	257	884	948

Capital expenditures	$62,632	$88,426	$37,044

Depreciation
Smokeless Tobacco	$29,788	$28,355	$30,005
Wine	19,415	15,802	13,840
All Other	111	161	194
Corporate	1,879	768	721

Depreciation	$51,193	$45,086	$44,760

(1) For 2008, 2007 and 2006, each reportable segment’s operating profit, as well as unallocated corporate expenses, reflects the impact of restructuring charges, as applicable. See Note 20, “Restructuring,” for additional information. 2008 unallocated corporate expenses also reflect acquisition-related costs incurred by the Company in connection with its acquisition by Altria. Such costs consist primarily of legal and professional fees. See Note 22, “Other Matters” for further information on the acquisition.

(2) Smokeless Tobacco segment operating profit includes antitrust litigation charges of $2.0 million, $137.1 million and $2.0 million for the years ended December 31, 2008, 2007 and 2006, respectively. See Note 21, “Contingencies,” for additional information.

(3) Amounts reported for the Wine segment reflect the 2007 acquisition of Stag’s Leap Wine Cellars. Wine segment net sales and operating profit include the results of Stag’s Leap Wine Cellars since the September 11, 2007 acquisition date.

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

17 – INTEREST, NET

The components of net interest expense on the Company’s Consolidated Statement of Operations are as follows:

	2008	2007	2006

Interest expense on debt	$75,948	$57,977	$57,484
Interest income from cash equivalents	(1,758)	(16,670)	(15,363)
Capitalized interest	(1,019)	(707)	(336)

	$73,171	$40,600	$41,785

18 – NET EARNINGS PER SHARE

The following table presents the computation of basic and diluted earnings per share:

	2008	2007	2006

Numerator:
Earnings from continuing operations	$526,200	$520,273	$501,966
Income from discontinued operations, net	-	-	3,890

Net earnings	$526,200	$520,273	$505,856

Denominator:
Denominator for basic earnings per share - weighted-average shares	147,922	157,854	160,772
Dilutive effect of potential common shares	1,343	1,441	1,508

Denominator for diluted earnings per share	149,265	159,295	162,280

Net earnings per basic share:
Earnings from continuing operations	$3.56	$3.30	$3.13
Income from discontinued operations	-	-	0.02

Net earnings per basic share	$3.56	$3.30	$3.15

Net earnings per diluted share:
Earnings from continuing operations	$3.53	$3.27	$3.10
Income from discontinued operations	-	-	0.02

Net earnings per diluted share	$3.53	$3.27	$3.12

At December 31, 2008 and 2006, all options outstanding were dilutive as their exercise prices were lower than the average market price of Company common shares. Options to purchase approximately ten thousand shares of common stock outstanding as of December 31, 2007 were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market price of Company common shares and, therefore, would be antidilutive.

On January 6, 2009, the acquisition of the Company by Altria was completed, at which time all common shares outstanding immediately prior to the effective date of the acquisition were cancelled and converted into the right to receive $69.50 per share. In addition, upon closing of the transaction, all share-based awards outstanding at such time were settled in cash based on the acquisition price of $69.50 per share, in accordance with the terms of the applicable share-based award agreements. For additional information regarding the acquisition of the Company, refer to Note 22, “Other Matters.”

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

19 – DISCONTINUED OPERATIONS

On June 18, 2004, the Company completed the transfer of its cigar operation to a smokeless tobacco competitor, in connection with the resolution of an antitrust action. This transfer was completed to satisfy the Company’s obligation under a litigation settlement, and therefore no cash consideration was received from the smokeless tobacco competitor. Prior to the transfer, the cigar operation had been included within All Other Operations for segment reporting purposes.

In 2006, the Company recognized $3.9 million of after-tax income from discontinued operations due to the reversal of an income tax contingency related to this transfer. This reversal resulted from a change in facts and circumstances, as the income tax consequences of the Company’s announced sale of its corporate headquarters in connection with Project Momentum eliminated the need for the contingency.

20 – RESTRUCTURING

During the third quarter of 2006, the Company announced and commenced implementation of a cost-reduction initiative called “Project Momentum.” This initiative was designed to create additional resources for growth via operational productivity and efficiency enhancements. The Company believes that such an effort is prudent as it has provided additional flexibility in the increasingly competitive smokeless tobacco category.

In connection with Project Momentum, restructuring charges of $8.4 million, $10.8 million and $22 million were recognized for the years ended December 31, 2008, 2007 and 2006, respectively, and are reported on the “restructuring charges” line in the Consolidated Statement of Operations. These charges were incurred in connection with the formal plans undertaken by management and are accounted for in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The recognition of certain restructuring charges involves the use of judgments and estimates regarding the nature, timing and amount of costs to be incurred under Project Momentum. While the Company believes that its estimates are appropriate and reasonable based upon the information available, actual results could differ from such estimates. The following table provides a summary of restructuring charges incurred for the year ended December 31, 2008, as well as cumulative charges incurred to date and the total amount of charges expected to be incurred, in connection with Project Momentum, for each major type of cost associated with the initiative:

	Restructuring Charges Incurred for the Year Ended December 31, 2008	Cumulative Charges Incurred through December 31, 2008	Total Charges Expected to be Incurred (1)
One-time termination benefits	$8,184	$26,993	$27,000
Contract termination costs	(2)	490	500
Other restructuring costs	194	13,694	13,800

Total	$8,376	$41,177	$41,300

(1) The total cost of one-time termination benefits expected to be incurred under Project Momentum reflects the initiative’s anticipated elimination of certain salaried, full-time positions across various functions and operations, primarily at the Company’s corporate headquarters, as well as a reduction in the number of hourly positions within the manufacturing operations. The majority of the total restructuring costs expected to be incurred were recognized in 2006 and 2007, with the remainder recognized in 2008. Total restructuring charges expected to be incurred currently represent the Company’s best estimates of the ranges of such charges, although there may be additional charges recognized as additional actions are identified and finalized.

One-time termination benefits relate to severance-related costs and outplacement services for employees terminated in connection with Project Momentum, as well as enhanced retirement benefits for qualified individuals. Contract termination costs primarily relate to the termination of operating leases in conjunction with the consolidation and relocation of facilities. Other restructuring costs are mainly comprised of other costs directly related to the implementation of Project Momentum, primarily professional fees, as well as asset impairment charges and costs incurred in connection with the relocation of the Company’s headquarters.

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table provides a summary of restructuring charges incurred for the year ended December 31, 2008, as well as cumulative charges incurred to date and the total amount of charges expected to be incurred, in connection with Project Momentum, by reportable segment:

	Restructuring Charges Incurred for the Year Ended December 31, 2008	Cumulative Charges Incurred through December 31, 2008	Total Charges Expected to be Incurred
Smokeless Tobacco	$7,498	$35,270	$35,300
Wine	268	590	600
All Other Operations	91	1,080	1,100

Total - reportable segments	7,857	36,940	37,000
Corporate (unallocated)	519	4,237	4,300

Total	$8,376	$41,177	$41,300

Accrued restructuring charges are included on the “accounts payable and accrued expenses” line in the Consolidated Statement of Financial Position. A reconciliation of the changes in the liability balance since January 1, 2008 is presented below:

	One-Time Termination Benefits	Contract Termination Costs	Other Restructuring Costs	Total

Balance as of January 1, 2008	$1,643	$78	$-	$1,721
Add: restructuring charges incurred	8,310	-	194	8,504
Less: payments	(3,373)	(56)	(190)	(3,619)
Less: reclassified liabilities (1)	(5,190)	-	(4)	(5,194)
Less: other adjustments	(126)	(2)	-	(128)

Balance as of December 31, 2008	$1,264	$20	$-	$1,284

(1) Represents liabilities associated with restructuring charges that have been recorded within other line items on the Consolidated Statement of Financial Position at December 31, 2008. The $5.2 million in the “One-Time Termination Benefits” column consists of $5.1 million associated with enhanced retirement benefits, which is reflected in the accrued liabilities for pensions and other postretirement benefits (see Note 14, “Employee Benefit Plans”) and $0.1 million associated with share-based compensation, which is reflected in additional paid-in capital. The $4 thousand in the “Other Restructuring Costs” column relates to asset impairment charges which were reclassified as reductions to the respective asset categories.

21 – CONTINGENCIES

The Company has been named in certain health care cost reimbursement/third-party recoupment/class action litigation against the major domestic cigarette companies and others seeking damages and other relief. The complaints in these cases on their face predominantly relate to the usage of cigarettes; within that context, certain complaints contain a few allegations relating specifically to smokeless tobacco products. These actions are in varying stages of pretrial activities. The Company believes these pending litigation matters will not result in any material liability for a number of reasons, including the fact that the Company has had only limited involvement with cigarettes and the Company’s current percentage of total tobacco industry sales is relatively small. Prior to 1986, the Company manufactured some cigarette products which had a de minimis market share. From May 1, 1982 to August 1, 1994, the Company distributed a small volume of imported cigarettes and is indemnified against claims relating to those products.

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Smokeless Tobacco Litigation

The Company is named in certain actions in West Virginia brought on behalf of individual plaintiffs against cigarette manufacturers, smokeless tobacco manufacturers, and other organizations seeking damages and other relief in connection with injuries allegedly sustained as a result of tobacco usage, including smokeless tobacco products. Included among the plaintiffs are three individuals alleging use of the Company’s smokeless tobacco products and alleging the types of injuries claimed to be associated with the use of smokeless tobacco products. These individuals also allege the use of other tobacco products.

The Company is named in an action in Florida by an individual plaintiff against various smokeless tobacco manufacturers including the Company for personal injuries, including cancer, oral lesions, leukoplakia, gum loss and other injuries allegedly resulting from the use of the Company’s smokeless tobacco products. The plaintiff also claims nicotine “addiction” and seeks unspecified compensatory damages and certain equitable and other relief, including, but not limited to, medical monitoring.

The Company has been named in an action in Connecticut brought by a plaintiff individually, as executrix and fiduciary of her deceased husband’s estate and on behalf of their minor children for injuries, including “squamous cell carcinoma of the tongue,” allegedly sustained by decedent as a result of his use of the Company’s smokeless tobacco products. The Complaint also alleges “addiction” to smokeless tobacco. The Complaint seeks compensatory and punitive damages in excess of $15 thousand and other relief.

The Company believes, and has been so advised by counsel handling these cases, that it has a number of meritorious defenses to all such pending litigation. Except as to the Company’s willingness to consider alternative solutions for resolving certain litigation issues, all such cases are, and will continue to be, vigorously defended. The Company believes that the ultimate outcome of such pending litigation will not have a material adverse effect on its consolidated financial results or its consolidated financial position, although if plaintiffs were to prevail, the effect of any judgment or settlement could have a material adverse impact on its consolidated financial results in the particular reporting period in which resolved and, depending on the size of any such judgment or settlement, a material adverse effect on its consolidated financial position. Notwithstanding the Company’s assessment of the potential financial impact of these cases, the Company is not able to estimate with any certainty the amount of loss, if any, which would be associated with an adverse resolution.

Antitrust Litigation

Following a previous antitrust action brought against the Company by a competitor, Conwood Company L.P., the Company was named as a defendant in certain actions brought by indirect purchasers (consumers and retailers) in a number of jurisdictions. As indirect purchasers of the Company’s smokeless tobacco products during various periods of time ranging from January 1990 to the date of certification or potential certification of the proposed class, plaintiffs in those actions allege, individually and on behalf of putative class members in a particular state or individually and on behalf of class members in the applicable states, that the Company has violated the antitrust laws, unfair and deceptive trade practices statutes and/or common law of those states. In connection with these actions, plaintiffs sought to recover compensatory and statutory damages in an amount not to exceed $75 thousand per purported class member or per class member, and certain other relief. The indirect purchaser actions, as filed, were similar in all material respects.

To date, indirect purchaser actions in almost all of the jurisdictions have been resolved, including those subject to court approval. Pursuant to the settlements in all jurisdictions except California, adult consumers received coupons redeemable on future purchases of the Company’s moist smokeless tobacco products, and the Company agreed to pay all related administrative costs and plaintiffs’ attorneys’ fees.

In September 2007, the Company entered into a Settlement Agreement to resolve the California class action (for additional details regarding the resolution of the California class action, see the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007; also refer to Note 22, “Other Matters,” for further information). In March 2008, the court entered an order granting final approval of the California settlement,

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

entering judgment and dismissing the settling defendants with prejudice. The court also granted plaintiffs’ motion for attorneys’ fees and costs. A Notice of Appeal from the judgment and order granting final approval of the settlement, and order granting plaintiffs’ attorneys’ fees was filed by an individual class member in April 2008.

In January 2008, the Company entered into a Settlement Agreement to resolve the New Hampshire action. In July 2008, the court entered a final judgment granting final approval of the settlement, including attorneys’ fees and costs, and dismissing the action with prejudice. A Notice of Appeal was filed by an individual class member in August 2008. Also in January 2008, the Company entered into a Settlement Agreement to resolve the Massachusetts class action. In April 2008, the court denied preliminary approval of the Massachusetts settlement but invited the parties to submit an amended settlement agreement to the court for preliminary approval. In connection with the settlements of the New Hampshire action and Massachusetts class action, during the fourth quarter of 2007 the Company recognized a liability reflecting the costs attributable to coupons expected to be distributed to consumers, which will be redeemable on future purchases of the Company’s moist smokeless tobacco products, as well as plaintiffs’ attorneys’ fees and other administrative costs of the settlements. Although the court denied preliminary approval of the Massachusetts settlement, since the court has invited the parties to submit an amended settlement agreement, the Company believes the liability recognized for the Massachusetts class action currently represents its best estimate of the costs to ultimately resolve this action. Notwithstanding the Company’s decision to enter into the settlement, the Company believes the facts and circumstances in the Massachusetts class action would continue to support its defenses.

Notwithstanding the fact that the Company has chosen to resolve various indirect purchaser actions via settlements, the Company believes, and has been so advised by counsel handling these cases, that it has meritorious defenses, and, in the event that any such settlements do not receive final court approval, these actions will continue to be vigorously defended.

In addition, an unresolved action remains in the State of Pennsylvania which is pending in a federal court in Pennsylvania. In this action, the Company filed an appeal of the trial court’s denial of the Company’s motion to dismiss the complaint. In August 2008, the Third Circuit Court of Appeals ruled in the Company’s favor, issuing an opinion vacating the trial court’s denial and remanding the case to the trial court to determine whether plaintiffs should be granted permission to amend their complaint. For the plaintiffs in the foregoing action to prevail, they will now have to be granted permission to amend the complaint and then amend such complaint in a manner that satisfies the standards set forth in the August 2008 Third Circuit opinion. The plaintiffs will also have to obtain class certification and favorable determinations on issues relating to liability, causation and damages. The Company believes, and has been so advised by counsel handling this case, that it has meritorious defenses in this regard, and it is, and will continue to be, vigorously defended.

The Company believes that the ultimate outcome of these actions will not have a material adverse effect on its consolidated financial results or its consolidated financial position, although if plaintiffs were to prevail, beyond the amounts accrued, the effect of any judgment or settlement could have a material adverse impact on its consolidated financial results in the particular reporting period in which resolved and, depending on the size of any such judgment or settlement, a material adverse effect on its consolidated financial position. Notwithstanding the Company’s assessment of the financial impact of these actions, management is not able to estimate the amount of loss, if any, beyond the amounts accrued, which could be associated with an adverse resolution.

The liability associated with the Company’s estimated costs to resolve all indirect purchaser actions decreased to $21.5 million at December 31, 2008, from $75.4 million at December 31, 2007, primarily as a result of a payment made in connection with the California settlement, actual coupon redemption and payments of administrative costs related to previous settlements, partially offset by charges recognized during 2008 reflecting a change in the estimated costs associated with the resolution of certain indirect purchaser antitrust actions.

The Company was served with a purported class action complaint filed in federal court in West Virginia, attempting to challenge certain aspects of a prior settlement approved by the Tennessee state court and seeking additional amounts purportedly consistent with subsequent settlements of similar actions, estimated by plaintiffs to be between $8.9 million and $214.2 million, as well as punitive damages and attorneys’ fees. In May 2008,

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

the court granted defendants’ motion to dismiss, thereby dismissing this action with prejudice. In June 2008, plaintiffs filed a Notice of Appeal. In September 2008, plaintiffs’ motion to voluntarily dismiss their appeal as to the Company was granted by the court, thereby dismissing this action as to the Company.

Other Litigation

On September 7, 2008, the Company and Altria entered into a merger agreement, pursuant to which the Company would become an indirect, wholly-owned subsidiary of Altria and outstanding common shares would be cancelled and converted into the right to receive $69.50 per share. Subsequently, the Company was named in a purported class action filed in Connecticut by a plaintiff against the Company, the members of its Board of Directors (“Board”) and Altria, challenging the transaction contemplated by the merger agreement between the Company and Altria and alleging, among other things, that the per share price offered by Altria is unfair and grossly inadequate, that the termination fee provision of the merger agreement is excessive and operates as a deterrent to other potential bidders, that the Company’s directors breached their fiduciary obligations by failing to maximize stockholder value by putting their own interests ahead of stockholder interests, and that Altria aided and abetted the alleged breaches of fiduciary duties. On October 30, 2008, the plaintiff filed an amended class action complaint adding additional allegations about certain payments that the Company’s officers and directors would receive for their Company stock options and restricted stock in connection with the merger and under certain employment agreements with Altria. The amended complaint also added a claim for aiding and abetting breaches of fiduciary duty against the Company and alleged that the Company’s proxy statement prepared in connection with the merger transaction, filed on October 29, 2008, omits certain material information, including information relating to the Board’s process leading to the merger and the financial analysis utilized by the Company’s financial advisors in connection with their fairness opinions. Additionally, the amended complaint seeks attorneys’ fees and costs, as well as an injunction of the merger unless and until the Company supplements its proxy.

On November 17, 2008, the parties entered into a Memorandum of Understanding reflecting an agreement in principle providing for the dismissal of the action and a release of all claims relating to or arising out of the merger transaction between the Company and Altria. Pursuant to the Memorandum of Understanding, the Company agreed to include certain supplemental disclosures in its proxy materials and filed its Supplement to Proxy Statement on November 18, 2008, and plaintiff agreed to stay the proceedings. The parties also agreed to attempt in good faith to agree upon an appropriate stipulation of settlement in order to obtain final approval from the Court and dismissal of the action. The Memorandum of Understanding further provides that the Company or its successor entity shall pay Plaintiff’s counsel fees and expenses, if any, as awarded by the Court following final approval of the settlement. The settlement, including any payment of attorneys’ fees and expenses, is subject to a number of conditions under the Memorandum of Understanding, including but not limited to, consummation of the merger relating to the Company and Altria (See Note 22, “Other Matters”), conditional certification of a class of holders of Company stock, court approval of a release of claims provided by Plaintiff and the class, and final dismissal with prejudice of the action.

Notwithstanding the Company’s decision to enter into the Memorandum of Understanding, the Company believes that the claims asserted by the plaintiff are wholly without merit and intends, if necessary, to defend vigorously against this action. The Company believes, and has been so advised by counsel handling this case, that it has a number of meritorious defenses. Except as to the Company’s willingness to pursue the resolution of all claims as contemplated by the Memorandum of Understanding, this case has been, and will continue to be, vigorously defended. The Company believes that the ultimate outcome of this matter will not have a material adverse effect on its consolidated financial results or its consolidated financial position, although if plaintiffs were to seek damages and to prevail, the effect of any judgment or settlement could have a material adverse impact on its consolidated financial results in the particular reporting period in which resolved and, depending on the size of any such judgment or settlement, a material adverse effect on its consolidated financial position. Notwithstanding the Company’s assessment of the potential financial impact of this case, the Company is not able to estimate with any certainty the amount of loss, if any, which would be associated with an adverse resolution.

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

22 – OTHER MATTERS

Tobacco Reform Act

On October 22, 2004, the “Fair and Equitable Tobacco Reform Act of 2004” (the “Tobacco Reform Act”) was enacted in connection with a comprehensive federal corporate reform and jobs creation bill. The Tobacco Reform Act effectively repeals all aspects of the U.S. federal government’s tobacco farmer support program, including marketing quotas and nonrecourse loans. Under the Tobacco Reform Act, the Secretary of Agriculture imposes quarterly assessments on tobacco manufacturers and importers, not to exceed a total of $10.1 billion over a ten-year period from the date of enactment. Amounts assessed by the Secretary are impacted by a number of allocation factors, as defined in the Tobacco Reform Act. These quarterly assessments are used to fund a trust to compensate, or “buy out,” tobacco quota farmers, in lieu of the repealed federal support program. The Company does not believe that the assessments imposed under the Tobacco Reform Act will have a material adverse impact on its consolidated financial position, results of operations or cash flows in any reporting period. In 2008, 2007 and 2006, the Company recognized charges of approximately $3.5 million, $3.6 million and $3.2 million, respectively, associated with assessments required by the Tobacco Reform Act.

Smokeless Tobacco Master Settlement Agreement

In November 1998, the Company entered into the Smokeless Tobacco Master Settlement Agreement (“STMSA”) with the attorneys general of various states and U.S. territories to resolve the remaining health care cost reimbursement cases initiated against the Company. The STMSA required the Company to adopt various marketing and advertising restrictions and make payments potentially totaling $100 million, subject to a minimum 3 percent inflationary adjustment per annum, over a minimum of 10 years for programs to reduce youth usage of tobacco and combat youth substance abuse and for enforcement purposes. The period over which the payments were to be made was subject to various indefinite deferral provisions based upon the Company’s share of the smokeless tobacco segment of the overall tobacco market (as defined in the STMSA). As a result of these provisions, the Company was not able to previously estimate the value of the total remaining payments, as the provisions required annual determination of the Company’s segment share. As such, over the 10-year period, the payments were charged to expense in the period that the related shipments occurred, with disbursements occurring in the following year. Total charges recorded in SA&A related to the STMSA in 2007 and 2006 were $18.4 million and $16.7 million, respectively. There were no charges related to the STMSA recorded during 2008.

Minority Put Arrangement

In September 2007, the Company completed its acquisition of Stag’s Leap Wine Cellars through one of the Company’s consolidated subsidiaries, Michelle-Antinori, LLC (“Michelle-Antinori”), in which the Company holds an 85 percent ownership interest, with a 15 percent non-controlling interest held by Antinori California (“Antinori”). In connection with the acquisition of Stag’s Leap Wine Cellars and the related formation of Michelle-Antinori, the Company provided a put right to Antinori (“minority put arrangement”). The minority put arrangement, as amended, provides Antinori with the right to require the Company to purchase its 15 percent ownership interest in Michelle-Antinori at a price equivalent to Antinori’s initial investment. The minority put arrangement becomes exercisable beginning on the third anniversary of the Stag’s Leap Wine Cellars acquisition (September 11, 2010). The Company accounts for the minority put arrangement as mandatorily redeemable securities under Accounting Series Release No. 268, Redeemable Preferred Stocks, and Emerging Issues Task Force Abstract Topic No. D-98, Classification and Measurement of Redeemable Securities, as redemption is outside of the control of the Company. Under this accounting model, to the extent the value of the minority put arrangement is greater than the minority interest reflected on the balance sheet (“traditional minority interest”), the Company recognizes the difference as an increase to the value of minority interest, with an offset to retained earnings and a similar reduction to the numerator in the earnings per share available to common shareholders calculation. The Company also reflects any decreases to the amount in a similar manner, with the floor in all cases being the traditionally calculated minority interest balance as of that date. The Company values the put arrangement as if the redemption date were the end of the current reporting period. As of December 31, 2008, the value of the

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

minority put arrangement did not exceed the traditional minority interest balance. Therefore, no adjustment was recognized in the Consolidated Statement of Financial Position or in the calculation of earnings per share.

Antitrust Litigation

In the first quarter of 2007, the Company recorded a $122.1 million pre-tax charge, representing the estimated costs to be incurred in connection with the resolution of the Wisconsin and California indirect purchaser class actions. Approximately $28.5 million of this charge related to settlement of the Wisconsin action resulting from court-ordered mediation in April 2007. The charge reflected costs attributable to coupons that will be distributed to consumers, which will be redeemable on future purchases of the Company’s moist smokeless tobacco products. Also reflected in the Wisconsin charge are plaintiffs’ attorneys’ fees and other administrative costs of the settlement. The terms of the Wisconsin settlement were approved by the court in December 2007. The remaining $93.6 million of the first quarter 2007 charge related to settlement of the California action in May 2007, as a result of court-ordered mediation. This charge brought the total recognized liability for the California action to $96 million, which reflected the cost of cash payments to be made to the benefit of class members, as well as plaintiffs’ attorneys’ fees and other administrative costs of the settlement. Refer to Note 21, “Contingencies,” for additional information on these matters.

Subsequent Event – Altria’s Acquisition of the Company

On January 6, 2009, Altria completed its acquisition of the Company. Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 7, 2008, among the Company, Altria and Armchair Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Altria (“Merger Subsidiary”), as amended by Amendment No. 1 thereto, dated as of October 2, 2008, Merger Subsidiary merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of Altria. The aggregate consideration paid by Altria in connection with the acquisition was approximately $11.7 billion, including the assumption of approximately $1.3 billion in debt. Altria financed the acquisition and the payment of the merger consideration through a combination of cash on hand and Altria debt financing.

Upon consummation of the Merger on January 6, 2009, each share of the Company’s common stock (the “Common Shares”), outstanding immediately prior to the effective time of the acquisition, other than those held by the Company, Altria, Merger Subsidiary or any of their respective subsidiaries, or with respect to which dissenters rights were properly exercised and not withdrawn, was cancelled and converted into the right to receive $69.50 in cash, without interest and net of any applicable withholding taxes (the “Per Share Merger Consideration”). In addition, each option to purchase the Common Shares that was outstanding and unexercised immediately prior to the effective time of the acquisition was cancelled in exchange for the right to receive the difference between the exercise price for such option and the Per Share Merger Consideration. On January 6, 2009, the New York Stock Exchange (“NYSE”) suspended trading of the Common Shares. On January 9, 2009, the NYSE filed with the SEC a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended, on Form 25 to delist the Common Shares.

The Company incurred $10.8 million of acquisition-related costs during the latter half of 2008, primarily consisting of legal and other professional fees. These amounts are reported on the “acquisition-related costs” line in the Consolidated Statement of Operations.

UST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

23 – QUARTERLY FINANCIAL DATA

(Unaudited)

	First	Second	Third	Fourth	Year
2008
Net sales	$472,714	$506,171	$484,631	$519,791	$1,983,307
Gross profit	341,358	365,872	340,967	357,012	1,405,209
Antitrust litigation	-	1,525	450	-	1,975
Restructuring charges	412	1,206	6,406	352	8,376
Acquisition-related costs	-	-	7,082	3,737	10,819
Net earnings	125,334	139,660	125,322	135,884	526,200
Basic earnings per share*	0.84	0.95	0.85	0.92	3.56
Diluted earnings per share*	0.83	0.94	0.84	0.91	3.53

2007
Net sales	$447,018	$491,254	$479,612	$532,895	$1,950,779
Gross profit	331,365	364,405	353,143	377,291	1,426,204
Gain on sale of corporate headquarters	105,143	-	-	-	105,143
Antitrust litigation	122,100	-	3,158	11,853	137,111
Restructuring charges	3,520	3,908	1,677	1,699	10,804
Net earnings	107,513	139,971	133,600	139,189	520,273
Basic earnings per share*	0.67	0.88	0.85	0.90	3.30
Diluted earnings per share*	0.67	0.87	0.84	0.89	3.27

*Quarterly earnings per share amounts are based on average shares outstanding during each quarter and, therefore, may not equal the total calculated for the full year.

As indicated in the tables above, results for certain quarters included the impact of pre-tax restructuring and antitrust litigation charges. Restructuring charges were incurred in connection with the Company’s cost-reduction initiative, Project Momentum. See Note 20, “Restructuring”, for further information regarding Project Momentum. Antitrust litigation charges represent estimated costs of resolving various indirect purchaser antitrust cases. See Note 21, “Contingencies”, for further information on antitrust litigation.

Acquisition-related costs represent expenses incurred by the Company in connection with its acquisition by Altria. Such costs consist primarily of legal and professional fees. See Note 22, “Other Matters” for further information on the acquisition.

Results for the third quarter of 2008 included the reversal of approximately $9.1 million of tax accruals, net of federal benefit, related to negotiated resolutions and the expiration of statutes of limitation in multiple jurisdictions.